SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule14a-12

GOLDEN STAR RESOURCES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person Filing Proxy Statement, if other than the Registrant)

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MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL GENERAL MEETING OF

COMMON SHAREHOLDERS OF

GOLDEN STAR RESOURCES LTD.

THIS MANAGEMENT INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF GOLDEN STAR RESOURCES LTD. OF PROXIES TO BE VOTED AT THE ANNUAL GENERAL MEETING OF ALL COMMON SHAREHOLDERS.

TO BE HELD AT:

Algonquin/Escarpment Boardroom

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Bay Adelaide Centre

Toronto, Ontario, Canada

M5H 2T6

On Thursday, May 10, 2012

at 2:00 p.m. (Toronto Time)

NOTICE OF ANNUAL GENERAL MEETING

OF SHAREHOLDERS OF

GOLDEN STAR RESOURCES LTD.

NOTICE IS HEREBY GIVEN that the Annual General Meeting (the “Meeting”) of shareholders of Golden Star Resources Ltd. (the “Company”) will be held at 2:00 p.m. (Toronto time) on Thursday, May 10, 2012 in the Algonquin/Escarpment Boardroom at Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Bay Adelaide Centre, Toronto, Ontario, Canada, M5H 2T6, for the following purposes:

1.	to receive the report of the directors to the shareholders and the consolidated financial statements of the Company, together with the auditors’ report thereon, for the fiscal year ended December 31, 2011;

2.	to elect directors until the next annual general meeting;

3.	to consider and, if thought fit, pass the Advisory Vote on Named Executive Officer Compensation Resolution (as defined in the accompanying management information circular of the Corporation dated March 14, 2012 (the “Management Information Circular”));

4.	to appoint auditors to hold office until the next annual general meeting at a remuneration to be fixed by the Audit Committee; and

5.	to transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 14, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Accompanying this notice of the Meeting (the “Notice of Meeting”) are a (i) Management Information Circular, (ii) form of proxy, and (iii) supplemental mailing list return card for use by shareholders who wish to receive the Company’s interim financial statements. The Company’s 2011 Annual Report containing the audited comparative financial statements of the Company as at and for the year ended December 31, 2011 and the related management’s discussion and analysis of financial condition and results of operations also accompany this Notice of Meeting.

If you are a registered shareholder of the Company and do not expect to attend the Meeting in person, please promptly complete and sign the enclosed proxy form and return it in the self-addressed envelope for receipt by no later than 5:00 p.m. (Toronto time) on Wednesday, May 9, 2012. If you receive more than one proxy form because you own common shares registered in different names or addresses, each proxy form should be completed and returned.

If you are a non-registered shareholder of the Company and receive these materials through your broker or another intermediary, please complete and sign the materials in accordance with the instructions provided to you by such broker or other intermediary.

Dated at Littleton, Colorado, this 14th day of March, 2012.

BY ORDER OF THE BOARD OF DIRECTORS

By: “Roger Palmer”
Roger Palmer
Vice President and Chief Financial Officer

i

GOLDEN STAR RESOURCES LTD.

10901 West Toller Drive, Suite 300

Littleton, Colorado, USA 80127-6312

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL GENERAL MEETING OF COMMON SHAREHOLDERS

TO BE HELD ON

Thursday, May 10, 2012

at 2:00 p.m. (Toronto time)

ALL AMOUNTS OF MONEY WHICH ARE REFERRED TO IN THIS MANAGEMENT INFORMATION CIRCULAR ARE EXPRESSED IN LAWFUL MONEY OF THE UNITED STATES UNLESS OTHERWISE SPECIFIED.

Note: Shareholders who do not hold their common shares in their own name, as registered shareholders, should read “Advice to Beneficial Shareholders” for an explanation of their rights.

The information in this Management Information Circular is as of March 14, 2012 unless otherwise indicated.

Important Notice Regarding the Availability of Proxy Materials for the Annual General

Meeting of Common Shareholders of Golden Star Resources Ltd. to be held on

Thursday, May 10, 2012

The Management Information Circular and 2011 Annual Report to Shareholders

are available at http://www.gsr.com/proxy_2012

SOLICITATION OF PROXIES

THIS MANAGEMENT INFORMATION CIRCULAR IS PROVIDED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF GOLDEN STAR RESOURCES LTD. (the “Corporation”) for the annual general meeting of the shareholders of the Corporation (the “Meeting”) to be held on Thursday, May 10, 2012, at 2:00 p.m. (Toronto time) in the Algonquin/Escarpment Boardroom at Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Bay Adelaide Centre, Toronto, Ontario, Canada, M5H 2T6 or at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Meeting. This Management Information Circular and the accompanying form of proxy (“Proxy”) are expected to be mailed to the shareholders commencing on or about April 10, 2012.

Although it is expected that the solicitation of Proxies will be primarily by mail, Proxies may also be solicited personally or by telephone or personal interview by regular employees of the Corporation, at a nominal cost to the Corporation. Shareholders may also obtain Proxies on our website at http://www.gsr.com/proxy_2012. In accordance with applicable laws, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common shares (the “Common Shares”) of the Corporation held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed Proxy, Thomas G. Mair, President and Chief Executive Officer of the Corporation, or failing him, Roger Palmer, Vice President and Chief Financial Officer of the Corporation, have been designated by the board of directors of the Corporation and have indicated their willingness to represent as proxy each shareholder who appoints them. A SHAREHOLDER HAS THE RIGHT TO DESIGNATE A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THOMAS G. MAIR OR ROGER PALMER, BEING THE MANAGEMENT DESIGNEES, TO REPRESENT HIM OR HER AT THE MEETING. Such right may be exercised by inserting in the space provided for that purpose on the Proxy the name of the person to be designated and deleting or striking therefrom the names of the management designees, or by completing another proper form of proxy. Such shareholder should notify the nominee of his or her appointment, obtain a consent to act as proxy and provide instructions on how the shareholder’s Common Shares are to be voted. In any case, the form of proxy should be dated and executed by the shareholder or an attorney authorized in writing, with proof of such authorization attached where an attorney executed the proxy form. A form of proxy will not be valid for the Meeting or any adjournment or postponement thereof unless it is completed and delivered by no later than 5:00 p.m. (Toronto time) on Wednesday, May 9, 2012 or, if the Meeting is adjourned or postponed, no later than 5:00 p.m. (Toronto time) on the business day immediately prior to the day of the reconvening of the adjourned or postponed Meeting, to either (i) in the case of Common Shares which are registered on the books of the Corporation for trading on the Toronto Stock Exchange (“TSX”) or on the NYSE Amex Stock Exchange (“NYSE Amex”) (a shareholder whose Common Shares are so registered will receive an envelope that accompanies this Management Information Circular bearing the following address), to Attention: Canadian Stock Transfer Company Inc. as Administrative Agent for CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, Canada, M1S 0A1, or (ii) in the case of Common Shares which are registered on the books of the Corporation for trading on the Ghana Stock Exchange (a shareholder whose Common Shares are so registered will receive an envelope that accompanies this Management Information Circular bearing the following address), to Attention: The Registrar, Ghana Commercial Bank Limited, Share Registry, Head Office, P.O. Box 134, Accra, Ghana. Late Proxies may be accepted or rejected at any time prior to the commencement time of the Meeting by the Chairman of the Meeting in his discretion and the Chairman is under no obligation to accept or reject any particular late Proxy.

In addition to revocation in any other manner permitted by law, a shareholder who has given a Proxy may revoke it at any time before it is exercised, by instrument in writing executed by the shareholder or by his attorney authorized in writing and deposited either at the registered office of the Corporation, being Suite 2400, 333 Bay Street, Bay Adelaide Centre, Toronto, Ontario, Canada M5H 2T6, Attention: Golden Star Resources Ltd. at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or postponement thereof, at which the Proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof, before any votes in respect of which the Proxy is to be used shall have been taken. In addition, a Proxy may be revoked by the shareholder personally attending at the Meeting, by registering with the scrutineers and voting his, her or its Common Shares.

ADVICE TO BENEFICIAL SHAREHOLDERS

The information set forth in this section is of significant importance to many shareholders of the Corporation as a substantial number of shareholders do not hold their Common Shares in their own names. Shareholders of the Corporation who do not hold their Common Shares in their own names (referred to herein as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those shares will not be registered in the shareholder’s name on the records of the Corporation. Such shares will more likely be registered under the name of an intermediary, typically a shareholder’s broker or an agent or nominee of that broker, such as a clearing agency in which the broker participates. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc.), and in the United States, the vast majority of such shares are registered in the name of Cede & Co. (the registration name of The Depositary Trust Company), which entities act as nominees for many brokerage firms. Common Shares held by brokers or their agents or nominees may be voted for or against resolutions or withheld from voting upon the instructions of the Beneficial Shareholder. Copies of this document have been distributed to intermediaries who are required to deliver them to, and seek voting instructions from, our Beneficial Shareholders.

However, without specific instructions, an intermediary is prohibited from voting shares for Beneficial Shareholders. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person and carefully follow the instructions provided by the intermediary in order to ensure that their Common Shares are voted at the Meeting.

Every intermediary has its own mailing procedures and provides its own return instructions to Beneficial Shareholder clients. Often, the form of proxy supplied to a Beneficial Shareholder by its intermediary is identical to the Proxy provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder (the intermediary) how to vote on behalf of the Beneficial Shareholder. The majority of intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote Common Shares directly at the Meeting – the proxy must be returned to Broadridge well in advance of 5:00 p.m. (Toronto time) on Wednesday, May 9, 2012 in order to have the Common Shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his intermediary, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote such Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxyholder for the registered shareholder should enter their own names in the blank space on the form of proxy provided to them and return the same to their intermediary in accordance with the instructions provided by such intermediary, well in advance of the Meeting.

All references to “shareholders” in this Management Information Circular and the accompanying Notice of Meeting and Proxy are to shareholders of record (and not to Beneficial Shareholders) unless specifically stated otherwise. Where documents are stated to be available for review or inspection, such items will be shown upon request to registered shareholders who produce proof of their identity.

VOTING OF PROXIES

The persons named in the enclosed Proxy are directors and/or officers of the Corporation who have indicated their willingness to represent as proxy the shareholders who appoint them. Each shareholder may instruct the shareholder’s proxy how to vote the shareholder’s Common Shares by completing the blanks on the Proxy.

All Common Shares represented at the Meeting by properly executed Proxies will be voted (including the voting on any ballot), and where a choice with respect to any matter to be acted upon has been specified in the Proxy, the Common Shares represented by the Proxy will be voted or withheld from voting in accordance with such specification. IN THE ABSENCE OF ANY SUCH SPECIFICATION, THE MANAGEMENT DESIGNEES, IF NAMED AS PROXY, WILL VOTE FOR THE MATTERS SET OUT THEREIN.

The enclosed Proxy confers discretionary authority upon the management designees, or other persons named as proxy, with respect to amendments to or variations of matters identified in the Notice of Meeting and any other matters which may properly come before the Meeting. As of the date hereof, the Corporation is not aware of any amendments to, variations of or other matters which may come before the Meeting. In the event that other matters come before the Meeting, then the management designees intend to vote in accordance with the judgment of the management of the Corporation.

VOTING SHARES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of first preferred shares (the “First Preferred Shares”). As of March 14, 2012, a total of 258,747,820

Common Shares and no First Preferred Shares were issued and outstanding. The board of directors of the Corporation (the “Board” or the “Board of Directors”) has fixed March 14, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Each Common Share outstanding on the record date carries the right to one vote. The Corporation will arrange for the preparation of a list of the holders of its Common Shares on such record date. Each shareholder named in the list will be entitled to one vote at the Meeting for each Common Share shown opposite such shareholder’s name. A complete list of the shareholders entitled to vote at the Meeting will be open to examination by any shareholder for any purpose germane to the Meeting, during ordinary business hours at the office of Canadian Stock Transfer Company Inc., as Administrative Agent for CIBC Mellon Trust Company at 320 Bay Street, Toronto, Ontario, Canada, M5H 4A6. Under the Corporation’s By-laws, the quorum for the transaction of business at the Meeting consists of two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.

The following table shows the number of Common Shares beneficially owned, as of March 14, 2012, by each director of the Corporation, by each executive officer of the Corporation and by all directors and executive officers of the Corporation as a group. All information is taken from or based upon ownership filings made by such persons with the U.S. Securities and Exchange Commission (“SEC”) or upon information provided by such persons to the Corporation. Unless otherwise noted, the Corporation believes that each person shown below has sole investment and voting power over the Common Shares owned.

Name and Address of Beneficial Owner **	Amount and Nature of Common Shares Beneficially Owned		Percent of Common Shares Beneficially Owned
Christopher M.T. Thompson	300,000	[1]	*
James E. Askew	570,000	[2]	*
Robert E. Doyle	100,000	[3]	*
Ian MacGregor	310,000	[4]	*
Michael P. Martineau	210,000	[5]	*
Craig J. Nelsen	150,000	[6]	*
William L. Yeates	110,000	[7]	*
Thomas G. Mair	1,310,000	[8]	*
Samuel T. Coetzer	200,000	[9]	*
Roger Palmer	350,301	[10]	*
Bruce Higson-Smith	529,148	[11]	*
S. Mitchel Wasel	330,583	[12]	*
Directors and Executive Officers as a group	4,470,032	[13]	1.70%[14]

*	Indicates less than one percent.
**	The address of each person, unless otherwise noted, is c/o Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312.
1	Includes 200,000 Common Shares subject to stock options exercisable within 60 days.
2	Includes 320,000 Common Shares subject to stock options exercisable within 60 days.
3	Includes 100,000 Common Shares subject to stock options exercisable within 60 days.
4	Includes 260,000 Common Shares subject to stock options exercisable within 60 days.
5	Includes 200,000 Common Shares subject to stock options exercisable within 60 days.
6	Includes 100,000 Common Shares subject to stock options exercisable within 60 days.
7	Includes 100,000 Common Shares subject to stock options exercisable within 60 days.
8	Includes 50,000 Common Shares owned jointly with his spouse and 1,200,000 Common Shares subject to stock options exercisable within 60 days.
9	Includes 200,000 Common Shares subject to stock options exercisable within 60 days.
10	Includes 331,943 Common Shares subject to stock options exercisable within 60 days.

11	Includes 1,200 Common Shares owned indirectly by his spouse and 424,276 Common Shares subject to stock options exercisable within 60 days.
12	Includes 300,250 Common Shares subject to stock options exercisable within 60 days.
13	Includes an aggregate of 3,736,469 Common Shares subject to stock options exercisable within 60 days.
14	Calculated as (i) the total number of Common Shares held by directors and executive officers as a group plus Common Shares subject to stock options exercisable within 60 days held by such directors and executive officers, divided by (ii) the aggregate of the number of issued and outstanding Common Shares as of March 14, 2012 plus Common Shares subject to stock options exercisable within 60 days held by such directors and executive officers.

The following table sets forth information as to each person known to the Corporation or its directors or executive officers to be beneficial owners of, or to have control or direction over, more than five percent of the outstanding shares of Common Shares as of March 14, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
Sentry Select Capital Inc.[1] 130 King Street West Suite 2850 Toronto, Ontario, Canada M5X 1A4	32,626,900	12.61%

Van Eck Associates Corporation[2] 335 Madison Ave - 19th Fl New York, New York 10017	24,644,491	9.53%

Heartland Advisors, Inc. and William J. Nasgovitz[3] 789 North Water Street Milwaukee, Wisconsin 53202	21,093,025	8.15%

1	Reflects Common Shares beneficially owned by Sentry Select Capital Inc. (“SSCI”) as of July 2010, according to an Early Warning Report under the Alternative Monthly Reporting System of National Instrument 62-103 filed on SEDAR, which indicates that SSCI exercises control over 32,626,900 Common Shares of the Corporation. The Common Shares were acquired by accounts and funds managed by SSCI (SSCI Funds). The Early Warning Report states that the Common Shares were acquired in the ordinary course and that neither SSCI nor SSCI Funds has made any determination with respect to future ownership of, or control over, any additional securities of the Corporation.
2	Reflects Common Shares beneficially owned by Van Eck Associates Corporation as of December 31, 2011, according to a statement on Schedule 13G/A filed with the SEC, which indicates that the company, an investment adviser, has investment authority with respect to 24,644,491 Common Shares
3	Reflects Common Shares beneficially owned by Heartland Advisors, Inc. and William J. Nasgovitz as of December 31, 2011, according to a statement on Schedule 13G/A filed with the SEC, which indicates that the company, an investment adviser, and William J. Nasgovitz have shared voting power with respect to 20,450,100 Common Shares and shared dispositive power with respect to 21,093,025 Common Shares.

EXECUTIVE OFFICERS

As of March 14, 2012, the executive officers of the Corporation, their ages and their business experience and principal occupation during the past five years were as follows:

Name	Age	Office and Experience	Officer Since
THOMAS G. MAIR	55	Mr. Mair was appointed President and Chief Executive Officer and a director in March 2008 and previously served as Interim President and Chief Executive Officer from January 2008 to February 2008, and as Senior Vice President and Chief Financial Officer of the Corporation from February 2007 to December 2007. Mr. Mair worked as a consultant from October 2006 until he joined the Corporation. Mr. Mair served in a number of senior roles with Newmont Mining Corporation from 1994 until October 2006, most recently as Director, Business Process Improvement from August 2003 to October 2006, and as group financial executive from October 2000 to July 2003.	2007

Name	Age	Office and Experience	Officer Since
SAMUEL T. COETZER	51	Mr. Coetzer joined the Corporation as Executive Vice President and Chief Operating Officer in March 2011. Mr. Coetzer has over 24 years of international mining experience, having held increasing levels of responsibility in various mining companies including Kinross Gold Corporation, Xstrata Nickel, Xstrata Coal South Africa, and Placer Dome, with particular emphasis on integration and streamlining of operations. From September 2010 until joining the Corporation, he was the Senior Vice President of Red Back Integration at Kinross Gold Corporation. Mr. Coetzer consulted to Kinross Gold Corporation from February 2009 and was appointed in May 2009 as Senior Vice President, South American Operations for Kinross Gold Corporation, serving in this role until September 2010. In this role, Mr. Coetzer was responsible for overseeing the Kinross assets in Brazil, Chile and Ecuador. From June 2007 to October 2008, Mr. Coetzer was the Chief Operating Officer of Xstrata Nickel, and from March 2006 to June 2007, he was the Chief Operating Officer of Xstrata Coal South Africa. Mr. Coetzer also has significant experience in Africa, having been with Placer Dome Inc.’s South African and Tanzanian operations, where he was Managing Director - South Africa and the Executive General Manager – Tanzania, from 2003 to February 2006.	2011

ROGER PALMER	62	Mr. Palmer was appointed Vice President and Chief Financial Officer of the Corporation, effective January 31, 2012. Prior to this appointment, Mr. Palmer served the Corporation as Controller since July 2000, Vice President of Finance since May 2005 and as Interim Chief Financial Officer from January 2008 through August 2008. Mr. Palmer has over 30 years experience in the mining business including experience as an exploration geologist, as a mining engineer at a large scale underground operation, and as a corporate controller for various publicly traded mining companies. Prior to joining the Corporation, Mr. Palmer served as Director of Corporate Finance for Getchell Gold.	2012

BRUCE HIGSON-SMITH	51	Mr. Higson-Smith has served as Senior Vice President Finance and Corporate Development since January 2012, prior to which he served the Corporation as Vice President, Corporate Development from September 2003. Mr. Higson-Smith is a qualified mining engineer with over 25 years of experience in the mining business. Following several years in underground mining operations in Africa and after earning an MBA in finance, Mr. Higson-Smith spent 10 years reviewing projects, conducting due diligence, negotiating and structuring mining transactions around the world, initially with the Castle Group, a mining investment management company, and then with Resource Capital Funds. Since joining Golden Star in 2003 he has been responsible for evaluating and executing M&A opportunities for the Corporation and also spent a year in Ghana as General Manager of Bogoso/Prestea mine.	2003

S. MITCHEL WASEL	47	Mr. Wasel has served as Vice President Exploration since September 2007, prior to which he served the Corporation as Regional Exploration Manager for West Africa from March 2004. Mr. Wasel served as the Corporation’s Exploration Manager - Ghana from 2000 to March 2004. Mr. Wasel has acted in various other roles with the Corporation since 1993 when he commenced his service with the Corporation as an exploration geologist, where he worked in the Corporation’s regional exploration program in Suriname and later with the Gross Rosebel project, ultimately as Project Manager. Prior to joining the Corporation, he worked with several companies in northern Canada in both exploration and mine geology.	2007

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

The Corporation recently revisited its compensation philosophy as part of a general review of its strategic needs and objectives. It concluded that the elements of executive compensation should continue, in keeping with industry practice, to consist of:

•	Base Salary;

•	Annual Bonus (“STIP”); and

•	Long Term Compensation (“LTIP”);

but that:

•	Beginning in 2012 LTIP should be made up of stock options (50%) and share appreciation rights (50%); and

•

It will establish a Chairman’s Fund for Innovation, which will be a discretionary fund under which awards will be made for ideas and changes that have the potential to create value and which are measured, adopted and implemented.

The newly adopted philosophy is designed among other things to place more emphasis on retaining well qualified individuals whose continued presence is seen as key to the Corporation’s success and on encouraging better than budget performance. It will be applied in setting the compensation for the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer (“COO”) and other executive officers named in the Executive Compensation Table below (collectively, the “Named Executive Officers” or “NEOs”).

Compensation Elements and Rationale for Pay Mix Decisions

The Corporation’s executive compensation philosophy will continue to reflect the following principles.

(i) Compensation should be related to performance

A significant portion of a NEO’s compensation should be based on individual performance as well as on the performance of the NEO’s business unit or function and corporate performance. During periods when performance meets or exceeds the established objectives, NEOs should be paid at or more than target levels. When performance does not meet established objectives, incentive award payments, if any, should be less than such levels.

(ii) Incentive compensation should represent a significant percentage of a Named Executive Officer’s total compensation

A significant percentage of compensation should be paid in the form of short-term and long-term incentives, calculated and paid based on financial results including profitability and shareholder value creation and on individual performance. NEO’s incentives must be aligned with increases in sustained corporate profitability and shareholder returns.

(iii) Compensation levels should be competitive

A competitive compensation program is vital to the Corporation’s ability to attract and retain qualified senior executives. The Corporation annually reviews survey data and regularly assesses peer group data to ensure that the compensation program is competitive.

(iv) Incentive compensation should balance short and long-term performance

To reinforce the importance of balancing strong short-term annual results and long-term viability and success, NEOs receive both short and long-term incentives. Short-term incentives focus on the achievement of certain objectives for the current year, while stock options and share appreciation rights create a focus on share price appreciation over the medium and longer term.

Oversight of Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the compensation of the Named Executive Officers. The Compensation Committee has taken the following actions to link pay and performance for NEOs:

•	application of performance-based awards in the Corporation’s LTIP;

•	alignment of compensation structures to a competitive pay strategy; and

•	periodic rotation of Compensation Committee members to promote a non-biased approach to pay considerations.

In determining the CEO’s compensation, the Compensation Committee annually evaluates the CEO’s performance and considers the Corporation’s performance and relative shareholder return, the compensation of chief executive officers at comparable companies and, with input from the CEO, such other factors as are deemed relevant. In determining the compensation of the other NEOs, the Compensation Committee evaluates each individual’s performance, recommendations of the CEO, the Corporation’s overall performance and comparable compensation paid to similarly situated officers in comparable companies.

The Compensation Committee determines any STIP to be awarded to the CEO and the other NEOs based on a combination of the Corporation’s performance for the year and the achievement of both corporate and individual key performance indicators established by the Compensation Committee with input from the CEO as of the commencement of the year.

Compensation Consultants

The Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist it in the evaluation of NEO compensation. The Compensation Committee has sole authority to approve such consultants’ fees and retention terms and to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Corporation and the Compensation Committee believe that analyzing and assessing salaries at comparable companies and aligning executive base salaries and incentive compensation for NEOs are critical to a competitive compensation program. When appropriate, the Compensation Committee retains independent consultants to assist in evaluating and setting executive cash and long term incentive compensation. In 2010, the Hay Group compared the Corporation’s compensation practices to those in the mining industry generally based on Hay’s proprietary databases. Hay also provided an analysis of mining companies in several comparable groups. Based on information which is publicly available and that is provided by independent consultants, the Compensation Committee exercises its business judgment in setting base salaries and incentive compensation levels for NEOs.

In determining compensation, the Board and the Compensation Committee also evaluate each NEO’s level of responsibility and experience as well as company-wide performance. A NEO’s success in achieving business results, promoting core values, improving health and safety and demonstrating leadership are also taken into account when reviewing base salaries. STIP and LTIP are targeted and paid out based on a percentage of base salary. Other elements of compensation are affected by changes in base salary.

Review of Senior Executive Performance

The Compensation Committee reviews, on an annual basis, compensation elements of each NEO. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive salary levels.

The CEO presents to the Compensation Committee his evaluation of each NEO, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Compensation Committee members also have the opportunity to interface with the NEOs during the year.

Elements of the 2011 Executive Compensation Program

Total compensation for NEOs in 2011 consisted of the following elements:

•	Base salary

•	STIP

•	LTIP

•	Health and welfare benefits (and 401(k) savings plan for U.S. based executives only)

•	Perquisites

•	Severance and change in control benefits

Base Salaries. NEO base salaries are determined by evaluating the NEO’s level of responsibility and performance and the Corporation’s performance, as well as general economic conditions and marketplace compensation trends. Recognition is given to outstanding individual performance, or to recognize an increase in responsibility; however, in general the Corporation’s philosophy is that total NEO compensation above competitive median levels should be paid from the variable portion of the compensation package.

STIP. The STIP provides each NEO with the opportunity to earn a bonus based on the achievement of specific company-wide, business unit or function and individual performance goals. Incentive bonuses may be paid in a combination of cash and stock as approved by the Compensation Committee at the beginning of each year for the prior fiscal year’s performance. The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each NEO, based on competitive practices.

For 2011, STIP was targeted at 30% to 65% of base salary depending on the position of the NEO and can range from zero, if planned performance targets were not achieved, to 200% of target payout, if results significantly exceed planned performance. 2011 STIP targets and objectives were determined based on a combination of achievement of corporate performance objectives and achievement of individual performance measures. Seventy percent of a NEO’s bonus target was weighted on corporate objectives and 30% on individual performance objectives. For 2011, corporate performance objectives included achieving budgeted production and cash costs from Bogoso/Prestea and Wassa, mineral reserve and resource replacement, free cash flow targets and safety objectives. The 2011 corporate objectives were defined in the 2011 operating plan and budget and individual performance measures for NEOs (other than the CEO) were defined and agreed to in early 2011 between each individual NEO and the CEO. The CEO’s individual performance objectives were agreed to by the CEO and the Compensation Committee.

To illustrate with an example, if a NEO’s base salary is $200,000 with a target incentive bonus of 30% of base salary or $60,000, then 70% of the $60,000 target or $42,000 would be weighted on corporate objective performance and 30% or $18,000 would be weighted on individual performance. If 80% of the corporate objectives and 85% of individual performance measures were actually achieved, the final bonus calculation is:

Corporate: 80% achieved x $42,000 = $33,600

Individual: 85% achieved x $18,000 = $15,300

Total STIP earned = $33,600 + $15,300 = $48,900

In early 2012, corporate performance objectives and individual performance measures were evaluated to determine which objectives and measures had been achieved and the impact on bonus percentages. It was agreed that approximately 34.45% of the corporate objectives had been achieved in 2011. Bonuses were determined to be paid to each of the NEOs based on this percentage and the individual performance of each NEO. See the “Executive Compensation Table” below for information regarding the 2011 STIP paid to each NEO.

LTIP. The LTIP comprises a substantial portion of each NEO’s compensation, consistent with the Corporation’s at-risk pay philosophy. The objective is to provide NEOs with long-term incentive award opportunities that are consistent with performance. Previous awards and grants, whether vested or unvested, have no impact on the current year’s awards and grants. Historically and for 2011, the LTIP consisted principally of stock options. In February 2012, as part of the implementation of its revised compensation philosophy, the Corporation established a Share Appreciation Rights Plan providing for the issuance of share appreciation rights (“SARs”) to directors, executive officers, employees and consultants of the Corporation and/or its subsidiaries. The Share Appreciation Rights Plan is described under “Equity Compensation Plan Information – Share Appreciation Rights Plan”. For 2012 and future years it is expected that SARs will make up 50% of the LTIP with stock options making up the other 50%.

Actual award amounts for LTIP awards may vary significantly based on Corporation and individual performance, market conditions, stock price and availability of stock options for grant. Awards are determined at the beginning of each year for the prior fiscal year’s performance.

An important objective of the LTIP is to strengthen the relationship between the long-term value of the Corporation’s share price and the potential financial gain for employees. A stock option or SAR becomes valuable only if the price of the Common Shares increases above the option exercise price or the price of a Common Share increases after the date of the grant of the SAR and the holder of the option or SAR remains employed during the period required for the option or SAR to vest, thus providing an incentive for an option holder or holder of a SAR to remain employed by the Corporation. In addition, stock options and SARs link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to increase the market price of the shares.

Health and Welfare Benefits Programs and 401(k) Savings Plan. The Corporation offers health and welfare programs and a 401(k) savings program to all eligible U.S. based employees. The NEOs generally are eligible for the same benefit programs on the same basis as the rest of the managerial workforce. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The Corporation’s health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Coverage under the life and accidental death and disability programs offer benefit amounts specific to NEOs. Premiums for supplemental life insurance are paid by the Corporation on behalf of a NEO.

The 401(k) savings plan is intended to supplement the employee’s personal savings and social security. The Corporation adopted the 401(k) savings plan to enable employees to save for retirement through a tax-advantaged combination of employee and Corporation contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. All U.S. based employees, including NEOs, are eligible to participate in the 401(k) savings plan. No savings plan is offered to NEOs who are based in non-U.S. locations. No other retirement plans are provided to NEOs.

A matching contribution is made to the 401(k) savings plan for each payroll period on behalf of each eligible member equal to 100% of the first 6% of an eligible member’s pre-tax contributions and catch-up contributions. For 2011, the maximum limit on employee contributions to a 401(k) plan was $16,500 for participants under age 50, and $5,500 for participants age 50 and older. For participants who are considered “highly compensated,” as defined by the Internal Revenue Code (“IRC”), this limit may be affected by annual non-discrimination testing. Under IRC Section 401(a)(17), the compensation limitation that can be taken into account when determining employer and employee contributions was $245,000 for 2011.

Perquisites. Named Executive Officers, as well as other eligible employees of the Corporation, are provided with the following, among other, benefits as a supplement to their other compensation:

•

Life Insurance & Accidental Death & Dismemberment Coverage (also referred to as Personal Accident Insurance): The Corporation pays 100% of the premium for life insurance and accidental death and dismemberment coverage equal to three times the NEO’s base salary, subject to certain limitations.

•

Short-Term and Long-Term Disability: The Corporation pays 100% of the premium cost for short-term and long-term benefit programs for NEOs. The short-term disability program provides income replacement at 60% of base pay level (up to $10,000 per month for salaried employees) beginning on the 15th day of disability for up to six months or recovery. Long-term disability then continues until recovery at 60% of the base pay level (up to $10,000 per month for salaried employees) after being disabled for six months.

•

Expenses for Expatriates: The Corporation pays an annual meal allowance of $3,600 for NEOs working outside the United States or Canada. The Corporation also makes payments for foreign taxes, housing and utilities for expatriate NEOs.

The Compensation Committee annually reviews the perquisites provided to NEOs to determine if adjustments are appropriate.

Employment Agreements and Severance Arrangements. Upon certain types of terminations of employment (including a termination following a change in control of the Corporation), severance benefits are payable to the NEOs. These severance benefits are designed to attract and retain senior executives and to provide replacement income if their employment is terminated involuntarily other than for cause. Severance benefits are specifically provided for in each NEO’s employment agreement. To be eligible to receive severance benefits under the terms of their employment agreements, a NEO must (i) be an executive on the date of termination, (ii) be involuntarily terminated (other than for cause), and (iii) execute and deliver a release agreement.

As of December 31, 2011, the Corporation or a subsidiary had entered into employment agreements with Messrs. Mair, John Labate (who until January 31, 2012 served as Senior Vice President and Chief Financial Officer), Coetzer, Higson-Smith and Wasel. The material terms of these employment agreements include: (a) employment for one year with automatic renewal for successive one-year periods unless either the Corporation or the employee gives notice of non-renewal of the employment agreement; (b) a base salary (as set forth below under “Executive Compensation Table”); (c) severance payments upon a termination of employment without cause in an amount equal to the sum of (two times the sum of in the case of Mr. Mair) (i) the employee’s base salary, (ii) the average of the target bonus for the employee for the current calendar year and the bonus paid to the employee for the previous year, and (iii) amounts equal to the value of the previous year benefits; (d) a lump sum payment in the event of a termination upon a “Change of Control” (as referred to below) equal to two times (three time in the case of Mr. Mair) the sum of the employee’s base salary, the average of the target bonus for the employee for the current calendar year and the bonus paid to the employee for the previous year, plus amounts based on the value of previous year benefits and a portion of the target bonus for the employee for the current calendar year which is pro rated to the portion of such year prior to the employee’s termination; and (e) participation in the Third Amended and Restated 1997 Stock Option Plan (as defined below), the Executive Bonus Plan (as defined below), and in such of the Corporation’s benefit and deferred compensation plans as are from time to time available to executive officers of the Corporation. In addition, in the event of either a termination by the Corporation without cause or a termination following a Change in Control, all unvested stock options immediately vest and remain exercisable for 12 months following termination. Mr. Higson-Smith may also be entitled to receive tax gross-up payments.

Effective January 31, 2012, John Labate resigned from his position as Senior Vice President and Chief Financial Officer of the Corporation. Roger Palmer was appointed Vice President and Chief Financial Officer of the Corporation. Mr. Palmer’s employment agreement contains similar material terms to the employment agreements of Messrs. Mair, Coetzer, Higson-Smith and Wasel, set out above, except that Mr. Palmer’s employment agreement has a term of three years, with no automatic renewal.

Under the employment agreements, a “Change in Control” is defined, generally, as (i) the acquisition of more than 30% of the Corporation’s voting stock by a person or group, (ii) board members at a specified date, or persons appointed or nominated by them, cease to constitute a majority of the board, or (iii) shareholders approve a merger of the Corporation (other than a merger in which the shareholders of the Corporation prior to the merger continue to own more than 50% of the outstanding stock of the surviving entity), a sale of substantially all of the Corporation’s assets, or a liquidation. Change in Control severance benefits become payable under the terms of the employment agreements if, within 12 months (as applicable) following a Change in Control, the employee’s employment is terminated by the Corporation or the surviving or successor entity without cause or the employee voluntarily terminates his/her employment for specified reasons. Such reasons include a substantial alteration in the nature or status of employment responsibilities, reduction in compensation or benefits, relocation, or breach by the surviving or successor entity of the employment agreement.

EXECUTIVE COMPENSATION TABLE

Summary Compensation Table

The following table sets forth the compensation earned by the CEO and other NEOs for services rendered to the Corporation and its subsidiaries for the fiscal years ended December 31, 2011, 2010 and 2009. Bonuses are paid under the Corporation’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.

NEO Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards [1] ($)		Non-Equity Incentive Plan Compensation [2] ($)		All Other Annual Compensation ($)		Total ($)
Thomas G. Mair	2011	569,000	—	—	502,500	[3]	155,762	[4]	25,338	[5]	1,174,719
President and Chief Executive Officer	2010	550,000	—	—	476,000	[6]	244,344	[7]	24,599	[5]	1,294,943
	2009	500,000	—	—	222,500	[8]	283,725	[9]	23,964	[5]	1,030,189

Samuel T. Coetzer [10]	2011	347,885	—	—	804,000	[11]	79,852	[12]	3,841	[13]	1,195,652
Executive Vice President and Chief Operating Officer	2010	NA	—	—	NA		NA		NA		NA
	2009	NA	—	—	NA		NA		NA		NA

John A. Labate *	2011	269,100	—	—	150,750	[14]	—	[15]	22,970	[16]	442,820
Senior Vice President and Chief Financial Officer	2010	260,000	—	—	238,000	[17]	74,202	[18]	22,568	[16]	594,770
	2009	210,000	—	—	80,100	[19]	73,332	[20]	18,582	[16]	382,014

Bruce Higson-Smith	2011	220,000	—	—	100,500	[21]	43,662	[22]	16,104	[23]	358,435
Senior Vice President Finance and Corporate Development	2010	193,000	—	—	119,000	[24]	43,047	[25]	14,472	[23]	369,519
	2009	183,750	—	—	66,750	[26]	48,124	[27]	11,253	[23]	309,877

S. Mitchel Wasel	2011	217,500	—	—	100,500	[28]	37,854	[29]	133,927	[30]	470,854
Vice President Exploration	2010	205,000	—	—	178,500	[31]	47,385	[32]	160,325	[33]	591,210
	2009	183,750	—	—	66,750	[34]	47,132	[35]	125,115	[36]	422,747

*	Mr. Labate resigned as an officer of the Corporation on January 31, 2012.
1	This column shows the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2009, 2010 and 2011. A discussion of the assumptions used in calculating the award values may be found in Note 17 to our 2011 audited financial statements as found in our December 31, 2011 Form 10-K.
2	The incentive bonuses payable in respect of the Corporation’s 2011 fiscal year will consist of 50% cash and 50% Common Shares to be paid and issued on March 30, 2012.
3	Consists of 250,000 stock options granted March 9, 2011 at an exercise price of $2.92 and a fair value of $2.01 per share.
4	Annual incentive bonus for 2011 will be paid on March 30, 2012, and includes a cash bonus of $77,881 and Common Shares valued at approximately $77,881; the number of Common Shares to be issued in order to arrive at the $77,881 value will be calculated using the closing price of the Common Shares on the NYSE Amex on or before March 30, 2012.
5	This amount includes $14,700 in 2011, $14,700 in 2010 and $14,700 in 2009 for contribution to this executive’s 401(k) Plan for the benefit of this executive and $10,638 in 2011, $9,899 in 2010 and $9,264 in 2009 for premiums paid for life insurance for the benefit of this executive.
6	Consists of 200,000 stock options granted March 11, 2010 at an exercise price of $3.44 and a fair value of $2.38 per share.
7	Annual bonus incentive cash payment for 2010.
8	Consists of 250,000 stock options granted March 5, 2009 at an exercise price of $1.32 and a fair value of $0.89 per share.
9	Annual bonus incentive cash payment for 2009.
10	Mr. Coetzer was appointed Chief Operating Officer on March 9, 2011.
11	Consists of 400,000 stock options granted March 9, 2011 at an exercise price of $2.92 and a fair value of $2.01 per share.
12	Annual incentive bonus for 2011 will be paid on March 30, 2012, and includes a cash bonus of $39,926 and Common Shares valued at approximately $39,926; the number of Common Shares to be issued in order to arrive at the $39,926 value will be calculated using the closing price of the Common Shares on the NYSE Amex on or before March 30, 2012.
13	This amount includes $3,841 in 2011 for premiums paid for life insurance for the benefit of this executive.
14	Consists of 75,000 stock options granted March 9, 2011 at an exercise price of $2.92 and a fair value of $2.01 per share.
15	Annual bonus incentive payment for 2011 was not paid due to Mr. Labate’s resignation on January 31, 2012.
16	This amount includes $14,700 in 2011, $14,700 in 2010 and $13,258 in 2009 for contribution to this executive’s 401(k) Plan for the benefit of this executive and $8,270 in 2011, $7,868 in 2010 and $5,324 in 2009 for premiums paid for life insurance for the benefit of this executive.
17	Consists 100,000 stock options granted March 11, 2010 at an exercise price of $3.44 and a fair value of $2.38 per share.
18	Annual bonus incentive cash payment for 2010.
19	Consists of 90,000 stock options granted March 5, 2009 at an exercise price of $1.32 and a fair value of $0.89 per share.
20	Annual bonus incentive for 2009.
21	Consists of 50,000 stock options granted March 9, 2011 at an exercise price of $2.92 and a fair value of $2.01 per share.
22	Annual incentive bonus for 2011 will be paid on March 30, 2012, and includes a cash bonus of $21,831 and Common Shares valued at approximately $21,831; the number of Common Shares to be issued in order to arrive at the $21,831 value will be calculated using the closing price of the Common Shares on the NYSE Amex on or before March 30, 2012.
23	This amount includes $12,100 in 2011, $12,156 in 2010 and $9,182 in 2009 for contribution to this executive’s 401(k) Plan for the benefit of this executive and $4,004 in 2011, $2,316 in 2010 and $2,071 in 2009 for premiums paid for life insurance for the benefit of this executive.
24	Consists of 50,000 stock options granted March 11, 2010 at an exercise price of $3.44 and a fair value of $2.38 per share.
25	Annual bonus incentive cash payment for 2010.
26	Consists of 75,000 stock options granted March 5, 2009 at an exercise price of $1.32 and a fair value of $0.89 per share.
27	Annual bonus incentive cash payment for 2009.
28	Consists of 50,000 stock options granted March 9, 2011 at an exercise price of $2.92 and a fair value of $2.01 per share.
29	Annual incentive bonus for 2011 will be paid on March 30, 2012, and includes a cash bonus of $18,927 and Common Shares valued at approximately $18,927; the number of Common Shares to be issued in order to arrive at the $18,927 value will be calculated using the closing price of the Common Shares on the NYSE Amex on or before March 30, 2012.
30	This amount consists of $3,841 for premiums paid for life insurance for the benefit of this executive and GHC127,654 ($72,696 based on Oanda.com exchange rates as of the date of each payment) paid for local taxes in Ghana based on total compensation, $36,000 for housing and utilities, $3,600 for food allowance and $17,790 for travel paid for the benefit of this executive for personal leave.
31	Consists of 75,000 stock options granted March 11, 2010 at an exercise price of $3.44 and a fair value of $2.38 per share.
32	Annual bonus incentive cash payment for 2010.
33	This amount consists of $2,048 for premiums paid for life insurance for the benefit of this executive and GHC112,279 ($78,848 based on Oanda.com exchange rates as of the date of each payment) paid for local taxes in Ghana based on total compensation, $28,499 for housing and utilities, $3,600 for food allowance and $47,330 for travel paid for the benefit of this executive for personal leave.
34	Consists of 75,000 stock options granted March 5, 2009 at an exercise price of $1.32 and a fair value of $0.89 per share.
35	Annual bonus incentive cash payment for 2009.
36	This amount consists of $1,666 for premiums paid for life insurance for the benefit of this executive and GHC95,711 ($68,813 based on Oanda.com exchange rates as of the date of each payment) paid for local taxes in Ghana based on total compensation, $21,920 for housing and utilities, $3,600 for food allowance and $29,116 for travel paid for the benefit of this executive for personal leave.

EQUITY COMPENSATION PLAN INFORMATION

The following is information regarding the Corporation’s equity compensation plans as of December 31, 2011:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Cdn$)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a))
Third Amended and Restated 1997 Stock Option Plan and the Stock Bonus Plan	8,539,372	$3.18		9,384,501	[1]

Deferred Share Unit Plan	36,772	$2.21	[2]	7,463,228

Equity Compensation Plans Not Approved by Security holders	—	—		—

Total	8,576,144	$5.39		16,847,729

1	Represents Common Shares issuable under the Third Amended and Restated 1997 Stock Option Plan and the Stock Bonus Plan.
2	The market value of the deferred share units (the “Award Market Value”) is calculated as of the date the directors’ retainer is required to be paid (the “Award Date”). The Award Market Value is determined by using the volume-weighted average trading price of the common shares on the NYSE Amex for the twenty (20) trading days immediately preceding the Award Date.

Stock Option Plan

The Corporation’s Third Amended and Restated 1997 Stock Option Plan (the “Third Amended and Restated 1997 Stock Option Plan”) provides to certain key employees, consultants and directors (including non-employee directors) of the Corporation and its subsidiaries an incentive to maintain and to enhance the long-term performance of the Corporation through the acquisition of Common Shares pursuant to the exercise of stock options. The Third Amended and Restated 1997 Stock Option Plan provides for discretionary option grants to employees, consultants and directors.

Subject to certain other limitations, the maximum number of Common Shares authorized for issuance under the Third Amended and Restated 1997 Stock Option Plan is 25,000,000 Common Shares (or approximately 9.66% of the issued and outstanding Common Shares). As at March 14, 2012, 5,075,146 Common Shares (or approximately 1.96% of the issued and outstanding Common Shares) remain available for grant. An aggregate of 12,116,238 Common Shares (or approximately 4.68% of the issued and outstanding Common Shares) are issuable under options that have been granted under the Third Amended and Restated 1997 Stock Option Plan. As at March 14, 2012, 7,808,616 Common Shares (or approximately 3.02% of the issued and outstanding Common Shares) have been issued pursuant to exercised options. The maximum number of Common Shares in respect of which stock options may be granted and remain outstanding under the Third Amended and Restated 1997 Stock Option Plan shall not at any time, when taken together with all of the Corporation’s other stock option plans or share compensation arrangements then either in effect or proposed, be such as to result in the number of Common Shares reserved for issuance to insiders pursuant to stock options exceeding 10% of the number of Common Shares that are outstanding immediately prior to the issuance of Common Shares in question. This shall exclude Common Shares issued pursuant to the Third Amended and Restated 1997 Stock Option Plan and the Corporation’s other share compensation arrangements over the preceding one-year period. The total number of Common Shares that may be issued to any one optionee pursuant to options granted under the Third Amended and Restated 1997 Stock Option Plan or other stock option plans or share compensation arrangements of the Corporation cannot exceed 2% of the outstanding number of Common Shares from time to time. The maximum number of shares that may be issued to any optionee in any one calendar year is 800,000 Common Shares (or approximately 0.31% of the issued and outstanding Common Shares). Options may take the form of incentive stock options or non-qualified stock options. Incentive stock options may only be granted to employees of the Corporation and its subsidiaries.

The Compensation Committee makes recommendations to the Board regarding all option grants. The Board has the authority, subject to the terms of the Third Amended and Restated 1997 Stock Option Plan, to determine when and to whom to make grants under the Third Amended and Restated 1997 Stock Option Plan, the number of Common Shares to be covered by the grants, the terms of options granted and the exercise price of options, and to prescribe, amend and rescind rules and regulations relating to the Third Amended and Restated 1997 Stock Option Plan. Options granted under the Third Amended and Restated 1997 Stock Option Plan are exercisable over a period determined by the Board, but not to exceed ten years from the date of grant, and the exercise price of an option may not be less than the closing price of the Common Shares on the stock exchange on which the Common Shares principally trade on the day immediately preceding the date of grant. In addition, the grant of an option may be subject to vesting conditions established by the Board as provided in the option agreement evidencing the grant of such option. All options granted to non-employee directors vest immediately, and options granted to executive officers and other employees typically are subject to vesting as determined at the date of grant, which vesting is either as to one-third on grant, and one-third on each of the first and second anniversary dates, or as to one-fourth on grant and an additional one-fourth on each of the first, second and third anniversary dates.

In the event of an optionee’s termination of employment or service prior to the time all or any portion of an option vests, such option, to the extent not vested or specifically extended by the Board, shall terminate. Except as otherwise provided by the Compensation Committee or the Board and subject to the specific terms of an optionee’s employment contract, as the case may be, if an optionee ceases to be employed by, or provide services to, the Corporation for any reason (other than by reason of death), the optionee’s options generally will expire 30 days following such termination in the case of a non-director optionee and within 12 months in the case of a director optionee. If the optionee dies while employed (or within the 30-day period referred to in the preceding sentence), all outstanding options, to the extent then vested, may be exercised within one year after the optionee’s date of death by the person or persons to whom the optionee’s rights pass. In no case may options be exercised later than the expiration date specified in the grant. Options may be transferred by an optionee only by will or by the laws of descent and distribution, and during his or her lifetime may be exercised only by an optionee.

The exercise price and the number of Common Shares to be purchased by an optionee upon the exercise of an option will be adjusted by the Compensation Committee in accordance with the terms of the Third Amended and Restated 1997 Stock Option Plan on the occurrence of certain corporate events or changes to the Common Shares.

The Third Amended and Restated 1997 Stock Option Plan provides that it will terminate, unless earlier terminated in accordance with its terms, on the tenth anniversary of its approval. The Third Amended and Restated 1997 Stock Option Plan was approved on May 6, 2010 at the annual general and special meeting of the Corporation’s shareholders. The Third Amended and Restated 1997 Stock Option Plan provides that it generally may be amended or terminated at any time by the Compensation Committee. However, any such amendment or termination shall be subject to any necessary stock exchange, regulatory or shareholder approval. In addition, no amendment to an option may adversely affect the rights under such option without the consent of the optionee. No options can be granted under the Third Amended and Restated 1997 Stock Option Plan after May 6, 2020.

Bonus Plans

Employees’ Stock Bonus Plan

The Corporation has an Employees’ Stock Bonus Plan (the “Stock Bonus Plan”) for any full-time or part-time employee (whether or not a director) of the Corporation or any of its subsidiaries who has rendered meritorious services that contributed to the success of the Corporation or any of its subsidiaries. The Stock Bonus Plan is currently administered by the Compensation Committee and provides for grants of bonus Common Shares on terms that the Compensation Committee recommends to the Board, within the limitations of the Stock Bonus Plan and subject to the rules of applicable regulatory authorities. The maximum number of Common Shares that may be issued under the Stock Bonus Plan in any calendar year will not exceed in the aggregate 2% of the total number of outstanding Common Shares at the end of the immediately preceding calendar year, provided that (i) no more than 1% of the total number of outstanding Common Shares at the end of the immediately preceding calendar year can be issued to any one insider, (ii) the total number of Common Shares issuable within any one-year period to all insiders of the Corporation pursuant to the Stock Bonus Plan and pursuant to the exercise of vested options granted under other share compensation arrangements cannot exceed 10% of the then outstanding Common Shares, and (iii) the total number of Common Shares issuable within any one-year period to an employee under the Stock Bonus Plan and such employee’s associates pursuant to the Stock Bonus Plan and pursuant to the exercise of vested options granted under other share compensation arrangements cannot exceed 5% of the then outstanding Common Shares.

No Common Shares were issued under the Stock Bonus Plan in 2011. On March 30, 2012, a total value of approximately $278,040 worth of Common Shares will be issued in payment of 50% of the incentive bonuses payable in respect of the Corporation’s 2011 fiscal year. The number of Common Shares to be issued will be calculated using the closing price of the Common Shares on the NYSE Amex on or before March 30, 2012. Up to 900,000 Common Shares (or approximately 0.35% of the issued and outstanding Common Shares) are authorized for issuance under the Stock Bonus Plan. As at March 14, 2012, 545,845 Common Shares (or approximately 0.21% of the issued and outstanding Common Shares) have been issued pursuant to the Stock Bonus Plan and an aggregate of 354,155 Common Shares (or approximately 0.13% of the issued and outstanding Common Shares) remain available for grant under the Stock Bonus Plan. The Compensation Committee has the right to amend or terminate the Stock Bonus Plan at any time in its discretion. In addition, certain amendments to the Stock Bonus Plan require shareholder and regulatory approval.

Executive Management Performance Bonus Plan

The Corporation maintains an Executive Management Performance Bonus Plan (the “Executive Bonus Plan”) under which the Corporation’s executive officers and certain other management personnel are eligible for annual bonus incentives. Incentive bonuses may be paid in a combination of stock granted under the Stock Bonus Plan and cash bonus awards as recommended by the Compensation Committee at the beginning of each year for the prior fiscal year’s performance. Incentive bonuses are awarded under the Executive Bonus Plan at the discretion of the Board, based on the Board’s evaluation of the performance of both the Corporation and the participant measured against performance objectives established each year. The annual bonus incentive provides each NEO and certain other officers with the opportunity to earn a bonus based on the achievement of specific company-wide, business unit or function and individual performance goals. The Compensation Committee approves a target incentive payout for a fiscal year as a percentage of the base salary earned during that period for each NEO at the beginning of the fiscal year.

As part of the new compensation program, the Board has adopted a revised structure for annual bonus incentive payments beginning with payments for 2012. The payout targets have been increased, with the target payouts for 2012 being set at 60% to 100% of base salary depending on the position of the NEO, with payout ranging from zero, if planned performance targets are not achieved, to 200% of target payout, if results significantly exceed planned performance. The incentive bonuses, targets and objectives will continue to be determined based on a combination of achievement of corporate performance objectives and achievement of individual performance measures, with a higher emphasis on corporate objectives (80% for 2012) than was previously the case. Of the bonuses earned by NEOs and other participants, 30% will be deferred, with the deferral for 2012 incentive bonuses to be for a period of 24 months and the deferral for 2013 incentive bonuses to be for a period of 12 months. Accordingly, 30% of the 2012 bonuses that would otherwise be payable in 2013 will be payable in March 2015. Deferred amounts are subject to forfeiture in the event that the executive ceases to be employed by the Corporation prior to the deferred payment date but are payable upon a Change in Control.

Deferred Share Unit Plan

In March 2011, the Corporation implemented a Deferred Share Unit Plan (the “DSU Plan”) for directors and executive officers of the Corporation which (i) encourages the directors and executive officers of the Corporation to own Common Shares of the Corporation and to facilitate such Common Share ownership; and (ii) provides directors and executive officers of the Corporation with incentives in the form of deferred share units in order to allow the Corporation to reduce its reliance on stock options and other long-term incentive plans for the same purposes, so as to conform with current best practices regarding directors’ and executive officers’ compensation. The DSU Plan is administered by the Compensation Committee. The maximum number of Common Shares that may be issued under the DSU Plan is 7,500,000, representing approximately 2.9% of the outstanding Common Shares as of March 14,

2012. Pursuant to the DSU Plan, directors may elect to receive all or part of their retainer in deferred share units (“DSUs”) having a market value equal to the portion of the retainer to be received in that form, subject to such limits as the Compensation Committee may impose. The Compensation Committee may also grant to any director or executive officer, in each year, DSUs having a market value not greater than the total compensation payable to such director or executive officer for that year, including any salary or bonus but excluding any director’s retainer. The number of DSUs to be issued is determined by dividing the amount of the retainer or base salary determined as the basis for the award by the volume-weighted average trading price of a Common Share (as reported by the NYSE Amex, or, if the Common Shares are not listed on that stock exchange, on such other stock exchange on which they are listed at that time) for the 20 trading days immediately preceding the date the DSUs are awarded. Each DSU may be redeemed for:

(a)	a cash payment equal to the market value of one Common Share on the date of redemption (the “Redemption Value”), after deduction of applicable taxes and other source deductions required by applicable laws;

(b)	Common Shares duly issued by the Corporation from treasury;

(c)	such number of Common Shares purchased by the Corporation on the public market as have an aggregate market value equal to the Redemption Value; or

(d)	any combination of the foregoing, so long as the aggregate redemption price has a fair market value equal to the Redemption Value.

The maximum number of Common Shares that may be (i) issued to insiders of the Corporation (including directors and officers of the Corporation) pursuant to the DSU Plan within any one year period, and (ii) issuable to insiders pursuant to the DSU Plan at any time, when combined with all of the Common Shares issuable to insiders pursuant to any other security-based compensation arrangement of the Corporation, must not exceed 10% of the total number of outstanding common shares of the Corporation. Currently, the Board has not elected to use the DSUs for executive officer compensation. As such, no DSUs were granted to executive officers during the fiscal year ended December 31, 2011.

Share Appreciation Rights Plan

In February 2012, the Corporation adopted a Share Appreciation Rights Plan (the “SARs Plan”) to provide incentive compensation based on the appreciation in value of the Common Shares over a specified period of time. Under the SARs plan, the Corporation may from time to time grant awards of SARs to current and future directors, executive officers, employees and consultants of the Corporation and/or its subsidiaries. The SARs Plan is administered by the Compensation Committee, which determines from time to time who will participate in the SARs Plan, as well the terms of the grants, including the vesting provisions applicable to specific SARs grants. Upon exercise of a SAR, the participant will be entitled to receive an award amount in respect of such SAR determined as the amount by which the fair market value of one common share determined as of the date of such exercise exceeds the fair market value of one common share determined as of the grant date of such SAR. No SARs will be settled in shares; rather, all SAR exercises will be settled solely in cash. Participants in the SARs Plan will have no rights whatsoever as a shareholder of the Corporation or of a subsidiary in respect of any SARs. No SARs were granted during the fiscal year ended December 31, 2011.

GRANT OF PLAN BASED AWARDS

The following table discloses estimated future payouts under the Executive Bonus Plan, the actual numbers of Common Shares and stock options granted to the CEO and other NEOs during 2011, and the exercise price of these awards.

		Estimated Future Payouts Executive Bonus Plan		All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/SH)[1]	Closing Price on Date of Grant ($)[2]	Grant Date Fair Value of Stock & Option Awards ($)[3]
Name	Grant Date	Target ($)	Maximum ($)
Thomas G. Mair	03/09/2011	369,850	739,700	—	250,000	2.92	2.96	2.01

John A. Labate*	03/09/2011	107,640	215,280	—	75,000	2.92	2.96	2.01

Samuel T. Coetzer**	03/09/2011	173,942	347,884	—	400,000	2.92	2.96	2.01

Bruce Higson-Smith	03/09/2011	88,000	176,000	—	50,000	2.92	2.96	2.01

S. Mitchel Wasel	03/09/2011	88,000	176,000	—	50,000	2.92	2.96	2.01

*	Mr. Labate resigned as an officer of the Corporation on January 31, 2012.
**	Mr. Coetzer was appointed Chief Operating Officer effective March 9, 2011.
1	Exercise prices are based on the closing price on the TSX, in Canadian dollars, on the day before the grant of the options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.
2	The closing price is the U.S. dollar equivalent of the closing price on the TSX on the day of the grant of the options. The closing price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.
3	This column shows the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2011. A discussion of the assumptions used in calculating the award values may be found in Note 17 to our 2011 audited financial statements in our Form 10-K.

OUTSTANDING EQUITY (OPTION) AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011 for the CEO and each other NEO.

NEO Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price[1] ($)		Option Expiration Date		Value of Unexercised in-the-money Options at Year-End Exercisable/ Unexercisable ($)
Thomas G. Mair	200,000	—	3.34		02/02/2017	[2]	—
	75,000	—	3.07		12/20/2017	[3]	—
	400,000	—	4.09		03/06/2018	[2]	—
	187,500	62,500	1.32	[8]	03/05/2019	[4]	—	[8]
	100,000	100,000	3.44		03/11/2020	[5]	—
	62,500	187,500	2.92		03/11/2021	[6]	—

Samuel T. Coetzer**	100,000	300,000	2.92		03/09/2021	[7]	—

Bruce Higson-Smith	182,750	—	3.86		09/18/2013	[2]	—
	4,000	—	5.07		05/24/2014	[2]	—
	15,000	—	3.72		01/27/2015	[2]	—
	28,000	—	3.44		01/31/2016	[2]	—
	13,026	—	3.34		02/02/2017	[2]	—
	44,000	—	3.41		03/20/2018	[2]	—
	56,250	18,750	1.32	[8]	03/05/2019	[4]	—	[8]
	25,000	25,000	3.44		03/11/2020	[5]	—
	12,500	37,500	2.92		03/11/2021	[6]	—

John A. Labate*	125,000	—	1.53	[9]	08/20/2018	[2]	4,917/0	[9]
	67,500	22,500	1.32	[8]	03/05/2019	[4]	—	[8]
	50,000	50,000	3.44		03/11/2020	[5]	—
	18,750	56,250	2.92		03/11/2021	[6]	—

S. Mitchel Wasel	100,000	—	3.65		09/21/2017	[2]	—
	44,000	—	3.41		03/20/2018	[2]	—
	56,250	18,750	1.32	[8]	03/05/2019	[4]	—	[8]
	37,500	37,500	3.44		03/11/2020	[5]	—
	12,500	37,500	2.92		03/09/2021	[7]	—

*	Mr. Labate resigned as an officer of the Corporation on January 31, 2012.
**	Mr. Coetzer was appointed Chief Operating Officer effective March 9, 2011.
1	Exercise prices are based on the closing price on the TSX, in Canadian dollars, on the day before the grant of the options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.
2	These options are fully vested.
3	These options were fully vested as of the date of grant.

4	These options vested 25% on the date of issuance and 25% on March 5, 2010 and 2011 with the balance vesting on March 5, 2012.
5	These options vested 25% on the date of issuance and 25% on March 11, 2011 with the balance vesting an additional 25% on each of March 11, 2012 and 2013 respectively.
6	These options vested 25% on the date of issuance, with the balance vesting an additional 25% on each of March 11, 2012, 2013 and 2014 respectively.
7	These options vested 25% on the date of issuance, with the balance vesting an additional 25% on each of March 9, 2012, 2013 and 2014 respectively.
8	These options were granted having an exercise price of Cdn$1.70. For the purposes of this table, the exercise price of Cdn$1.70 has been converted into a US dollar exercise price of $1.32 based on a historical exchange rate of 0.7766 on the date of grant. As of December 31, 2011, the closing price of the Common Shares on the TSX was Cdn$1.67; as a result, these options were not in-the-money at year-end.
9	These options were granted having an exercise price of Cdn$1.63. For the purposes of this table, the exercise price of Cdn$1.63 has been converted into a US dollar exercise price of $1.53 based on a historical exchange rate of 0.9409 on the date of grant. As of December 31, 2011, the closing price of the Common Shares on the TSX was Cdn$1.67; as a result, these options were in-the-money at year-end.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2011 for the persons named in the “Summary Compensation Table” above.

Option Awards
NEO Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas G. Mair	—	—
John A. Labate*	—	—
Samuel T. Coetzer**	—	—
Bruce Higson-Smith	—	—
S. Mitchel Wasel	—	—

*	Mr. Labate resigned as an officer of the Corporation on January 31, 2012.
**	Mr. Coetzer was appointed as an officer of the Corporation on March 9, 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

As described under “Compensation Discussion and Analysis – Elements of the Executive Compensation Program,” the Corporation or a subsidiary has entered into employment agreements with the following Named Executive Officers: Messrs. Mair, Labate, Coetzer, Higson-Smith and Wasel. For purposes of this discussion, “Corporation” shall refer to the Corporation or any subsidiaries as applicable. These employment agreements provide for payments and other benefits upon a termination without “cause” as defined in such employment agreements or upon a “Termination Upon a Change in Control” as defined in such employment agreements. The Corporation also entered into an employment agreement with Mr. Roger Palmer when he was appointed Vice President and Chief Financial Officer on the resignation of Mr. Labate on January 31, 2012, which agreement contains the same provisions concerning payments and benefits upon a termination without “cause” or upon a “Termination Upon a Change in Control” as the agreements with Messrs. Coetzer, Higson-Smith and Wasel, except that Mr. Palmer’s employment agreement has a term of three years with no automatic renewal.

Upon retirement, the Corporation shall pay to a NEO all accrued salary, any benefits then due, accrued vacation pay and reimbursement of certain business expenses (“Accrued Compensation”).

Upon termination without “cause” the Corporation shall pay to a NEO Accrued Compensation plus severance compensation as described in “Compensation Discussion and Analysis – Elements of the Executive Compensation Program.” As a condition precedent to receipt of severance compensation, the NEO must sign a comprehensive release of all claims against the Corporation and all related entities and individuals. All stock options granted to the

NEO under the Third Amended and Restated 1997 Stock Option Plan become immediately exercisable and vested and remain exercisable for a period of 12 months from the date of termination without “cause.”

Upon a “Termination Upon a Change in Control” the Corporation shall pay to a NEO Accrued Compensation plus Change in Control severance compensation as described in “Compensation Discussion and Analysis – Elements of the Executive Compensation Program.” As a condition precedent to receipt of Change in Control severance compensation, the NEO must sign a comprehensive release of all claims against the Corporation and all related entities and individuals. The Corporation will also provide the NEO with outplacement services, the cost of which shall not exceed an amount equal to 10% of such officer’s then current base salary. All stock options granted to the NEO under the Third Amended and Restated Stock Option Plan become immediately exercisable and vested and remain exercisable for a period of 12 months upon a “Change in Control.” Mr. Higson-Smith may also be entitled to receive tax gross-up payments.

Listed below are the terms of such payments and estimates regarding the amounts for each of the NEOs which would have been payable had such termination occurred on December 31, 2011.

Thomas G. Mair
	Retirement	Termination without cause	Termination Upon a Change in Control	Method of Payment
Accrued Compensation	$48,504	$48,504	$48,504	Lump Sum
Severance Compensation	N/A	$1,491,467	$2,824,301	Lump Sum[1]

Total	$48,504	$1,539,971	$2,872,805

John A. Labate
	Retirement	Termination without cause	Termination Upon a Change in Control	Method of Payment
Accrued Compensation	$17,743	$17,743	$17,743	Lump Sum
Severance Compensation	N/A	$397,314	$821,538	Lump Sum[1]

Total	$17,743	$415,057	$839,281

Note: Mr. Labate resigned as an officer of the Corporation on January 31, 2012.

Samuel T. Coetzer
	Retirement	Termination without cause	Termination Upon a Change in Control	Method of Payment
Accrued Compensation	$28,944	$28,944	$28,944	Lump Sum
Severance Compensation	N/A	$581,720	$1,208,440	Lump Sum

Total	$28,944	$610,664	$1,237,384

Bruce Higson-Smith
	Retirement	Termination without cause	Termination Upon a Change in Control	Method of Payment
Accrued Compensation	$21,715	$21,715	$21,715	Lump Sum
Severance Compensation	N/A	$322,536	$667,071	Lump Sum[1,2]

Total	$21,715	$344,251	$688,786

S. Mitchel Wasel
	Retirement	Termination without cause	Termination Upon a Change in Control	Method of Payment
Accrued Compensation	$49,903	$49,903	$49,903	Lump Sum
Severance Compensation	N/A	$287,693	$597,389	Lump Sum

Total	$49,903	$337,596	$647,288

1	A portion of the Severance Compensation may be withheld by the Corporation and paid on the six month anniversary of the NEO’s termination in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
2	May be subject to tax gross-up.

DIRECTOR COMPENSATION

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Corporation’s non-executive directors during the fiscal year ended December 31, 2011.

Director Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (including DSUs) ($)		Total ($)
Christopher Thompson	2011	170,000	—	185,796	[2]	—	—		355,796

James Askew	2011	120,000	—	—		—	—		120,000

Robert Doyle	2011	88,750	—	—		—	41,250	[5]	130,000

Ian MacGregor	2011	120,000	—	—		—	—		120,000

Michael Martineau	2011	120,000	—	—		—	—		120,000

Craig J. Nelsen	2011	36,667	—	187,410	[3]	—	36,667	[6]	260,744

William L. Yeates[1]	2011	27,500	—	91,880	[4]	—	—		119,380

1	Mr. Yeates was appointed as a director on October 4, 2011
2	Grant of 100,000 stock options was made on May 31, 2011 at an exercise price of $2.63 and a fair value of $1.86 per share. All options vested and were exercisable upon the grant thereof. Exercise prices are based on the closing price on the Toronto Stock Exchange, in Canadian dollars, on the day before the grant of the stock options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.
3	Grant of 100,000 stock options was made on May 25, 2011 at an exercise price of $2.65 and a fair value of $1.87 per share. All options vested and were exercisable upon the grant thereof. Exercise prices are based on the closing price on the Toronto Stock Exchange in Canadian dollars on the day before the grant of the stock options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.
4	Grant of 100,000 stock options was made on October 4, 2011 at an exercise price of $1.68 and a fair value of $0.92 per share. All options vested and were exercisable upon the grant thereof. Exercise prices are based on the closing price on the Toronto Stock Exchange in Canadian dollars on the day before the grant of the stock options. The exercise price has been converted into U.S. dollars based on the Bank of Canada noon rate of exchange on the day of the grant.
5	In 2011, Mr. Doyle elected to receive 50% his director’s retainer in DSUs. Grants of approximately 5,090, 6,832 and 7,312 DSUs were made on August 1, 2011, October 31, 2011 and January 31, 2012 respectively, at an Award Market Value of $2.70, $2.01 and $1.88 respectively. The DSUs grant on January 31, 2012 was for the director retainer earned for the quarter ending December 31, 2011. The Award Market Value is based on the volume-weighted average trading price of the Common Shares on the NYSE Amex for the 20 days immediately preceding the Award Date.
6	In 2011, Mr. Nelsen elected to 50% receive his director’s retainer in DSUs. Grants of approximately 3,393, 6,832 and 7,312 DSUs were made on August 1, 2011, October 31, 2011 and January 31, 2012 respectively, at an Award Market Value of $2.70, $2.01 and $1.88 respectively. The DSUs grant on January 31, 2012 was for the director retainer earned for the quarter ending December 31, 2011. The Award Market Value is based on the volume-weighted average trading price of the Common Shares on the NYSE Amex for the 20 days immediately preceding Award Date.

During the year ended December 31, 2011, the Corporation paid a total of $1,225,920 to its non-employee directors. This amount consisted of the following:

•	$170,000 to the Chairman;

•	$110,000 to the non-employee directors (excluding the Chairman); plus

•	$20,000 to the Chair of the Audit Committee;

•	$10,000 to the Chair of the Nominating and Corporate Governance Committee;

•	$10,000 to the Chair of the Sustainability Committee; and

•	$10,000 to the Chair of the Compensation Committee.

Directors are also reimbursed for transportation and other out-of-pocket expenses reasonably incurred for attendance at Board and committee meetings and in connections with the performance of their duties as directors.

The level of director compensation is set by reference to compensation levels for board members in comparable companies with the objective of attracting well qualified board members. The amount payable constitutes compensation for all services other than those out of the ordinary course of board membership. The amounts payable for 2012 will be the same as for 2011 except that the Chairman has been awarded a onetime grant of 400,000 five-year options plus 200,000 SARs in return for a three year commitment to allocate up to three days per week of his time to the Corporation. He further committed for 2012 to draw no cash fees from the company. Additionally, in 2012 the Corporation is providing health care coverage to the Chairman.

The Corporation’s Third Amended and Restated 1997 Stock Option Plan provides for discretionary grants of stock options to directors. Such grants may be made upon a director’s appointment or from time to time thereafter. See “Equity Compensation Plan Information – Stock Option Plan” for a summary of the Third Amended and Restated 1997 Stock Option Plan.

The Corporation’s DSU Plan provides for directors to elect to receive all or part of their compensation in DSUs. DSU’s may be redeemed for cash, Common Shares or a combination of both. See “Equity Compensation Plan Information – Deferred Share Unit Plan” for a summary of the DSU Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing and administering the compensation philosophy, policies, and plans for the Corporation’s non-employee directors and executive officers.

The Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management; and

2.	Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Management Information Circular to be delivered to shareholders.

Submitted by the Compensation Committee:

Michael Martineau, Chair

Craig Nelsen

Ian MacGregor

William Yeates

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Corporation the audited financial statements of the Corporation for the fiscal year ended December 31, 2011 (the “Audited Financial Statements”).

The Audit Committee has discussed with PricewaterhouseCoopers LLP, independent accountants for the Corporation since 1994, the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers LLP its independence and has considered the compatibility of the non-audit services which it provides with maintenance of that independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Submitted by the Audit Committee:

Robert E. Doyle, Chair

Ian MacGregor

William Yeates

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The following information is provided in response to Canada’s National Instrument 58-101 and its companion Form 58-101F1:

Board of Directors

The current Board comprises eight directors, seven of whom are independent by virtue of their not having a direct or indirect material relationship (as defined under applicable law and regulations) with the Corporation and under the independence standards of the NYSE Amex Company Guide. Mr. Mair is the Corporation’s President and Chief Executive Officer and, accordingly, is not independent.

Of the current Board members, Mr. Askew is a director of International Mining and Finance Corporation, Evolution Mining Ltd, OceanaGold Corporation, Ivanhoe Australia Ltd. and served as a director of Ausdrill Limited until June 2011; Mr. Doyle is a director of Gran Colombia Gold Corp. (formerly Medoro Resources Ltd), Mandalay Resources Corporation, Detour Gold Corporation, and NXA Inc.; Mr. MacGregor is chairman of the board of directors of St. Lawrence Seaway Management Corporation and served as director of Asian Mineral Resources Ltd until June 2010; Mr. Martineau is a director of First Quantum Minerals Ltd. and Eurasia Mining Plc; Mr. Nelsen is a director Avanti Mining Inc. and New Gold Inc.; and Mr. Thompson is a director of Teck Resources Limited and Geosynfuels, Inc. Each of these companies, except International Mining and Finance Corporation, Ausdrill Limited, St. Lawrence Seaway Management Corporation, Eurasia Mining Plc and Geosynfuels, Inc., is a reporting issuer or equivalent in Canada or another jurisdiction.

The Board follows the practice at each regularly scheduled Board meeting of having a discussion involving only the independent directors in the absence of management at which the independent directors have the opportunity to raise any matter they believe merits or requires discussion. In addition, the Board held one meeting in 2011 attended by only the independent directors.

Mr. Christopher Thompson serves as Chairman of the Board. As disclosed above, he is an independent director. The Chairman’s duties are described below in “Position Descriptions”.

With the exception of Messrs. Askew and Martineau, who attended seven of eight meetings, each director attended all Board meetings held in 2011 and each director attended all meetings of Committees of which he is a member.

Board Mandate

While the Board has no written mandate as such, its duties and activities are performed in a manner that is considered responsive to statutory and other legal requirements and in accordance with best corporate governance practices.

The Board establishes overall policies and standards for the Corporation. The Board expects management to conduct the business of the Corporation in accordance with the Corporation’s ongoing strategic plan as adopted by the Board. The Board regularly reviews management’s progress in meeting these expectations. The Board is kept informed of the Corporation’s operations at meetings of the Board and its committees and through reports and analyses and discussions with management. The Board normally meets five times a year in person, with additional meetings being held as needed. In 2011, there were a total of eight meetings of the Board.

The following is a summary of how the Board deals with matters pertaining to strategic planning, risk management, communication and internal control systems, and management and succession:

•

Each year the Board reviews and approves planning assumptions and detailed monthly budgets for the following year and annual projections for the following four years. The Board monitors performance against budget through reporting by management in the form of monthly reports and Board papers.

•

The Board seeks to identify and assess the principal risks of the Corporation’s business which are wide-ranging because of the nature of the Corporation’s business, including risks associated with operating in developing countries, maintaining control of the Corporation’s assets and funds, assuring compliance with all relevant laws and regulations, political risks, exchange controls, environmental and safety risks, government regulatory or enforcement problems, title matters, civil unrest, and the availability of skilled management and labor forces.

•	The CEO and the CFO provide shareholder communications on behalf of the Corporation, all of which are closely monitored by the Board.

•	The Board periodically reviews the integrity of the Corporation’s internal control and management information systems.

•

The Board annually considers the overall performance in all key areas to identify those areas where additional skills may be required and to consider the measures required to ensure sufficient management depth for the ongoing management of the Corporation in the event of the loss of any key members of the Corporation’s executive management team.

•

The Board periodically reviews all key policies including the environmental and safety policies adopted by the Corporation and its affiliates and has established policies on safety, community relations and environment.

The Board has adopted policies to assure effectiveness of management information systems including policies on corporate control with respect to annual budgets, financial and budget reporting, activities reporting, acquisitions and dispositions of assets, joint ventures, spending authorities, contracts and investment banking services.

Therefore, in addition to those matters that must by law, be approved by the Board, the Board approves, among other things, the terms of all significant acquisitions and dispositions of the mineral properties of the Corporation and its subsidiaries as well as joint venture agreements on such properties. Operating and capital budgets also require the Board’s approval. The Board receives monthly reports on operational, financial and business development matters. Finally, because of the Board’s relatively small size and significant industry experience, management is able to liaise regularly with the Board to discuss and seek approval for various activities.

Position Descriptions

The Board has adopted a position description for the Chairman of the Board whereby the Chairman presides over meetings of the Board, interfaces between the Board and senior management, including regular consultations with and the provision of support to the President and CEO on a variety of matters of importance to the Corporation’s business, its relationships with shareholders and other stakeholders and the relationship between the Board and management, including all matters which properly come within the scope of the duties and responsibilities of a non-executive Chairman to ensure that the Corporation fulfils its commitment of adherence to corporate governance best practices.

While no specific position description has been adopted for the chairs of each of the Corporation’s four standing committees namely the Audit, Compensation, Nominating and Corporate Governance and Sustainability Committees, each chair is responsible for ensuring that the Committee over which he presides properly discharges the obligations imposed by its charter (available for inspection on the Corporation’s website at www.gsr.com), interfacing with management and making required recommendations to the Board. In particular, the Chairman of the Audit Committee is responsible for a number of matters, such as communication with the Corporation’s auditors in accordance with the SEC and the United States Sarbanes-Oxley Act of 2002 (“SOX”) requirements to which the Corporation is subject.

The Board has adopted a position description for the Corporation’s President and CEO which, among other things, is compliant with SOX requirements.

Orientation and Continuing Education

New directors are provided with the Corporation’s committee charters and Board and Corporation policies and with non-public information on the Corporation’s business and assets. They have access to Board members and senior management personnel before accepting a position as director to enable them to perform due diligence and to acquire the information required to begin performing their duties at an acceptable level. In the course of these due diligence activities, new directors are made aware of the role of the Board and its committees and the nature and operation of the Corporation’s assets and business.

Management believes that each member of the current Board has the basic skills and knowledge required to function effectively as a director of the Corporation and that the individual skills and experience possessed by individual Board members are complementary to achieving a Board that can supervise the Corporation’s business in a manner responsive to the interests of all stakeholders and in a responsible and ethical manner. Board candidates are selected based on the possession of such basic and complementary skills.

The chair of the Nominating and Corporate Governance Committee has a specific responsibility to ensure that Board members are kept up to date on corporate governance matters, and the directors’ other business interests are such as to keep them abreast of corporate developments generally and those in the gold mining industry in particular. For this purpose, Board members make visits to the Corporation’s production facilities in Ghana in the course of which Board members have had full opportunity to inspect the Corporation’s assets and to interface with all levels of management and with local stakeholders.

Ethical Business Conduct

The relevant policies and codes, all of which are available on the Corporation’s website, consist of:

•

a Business Conduct and Ethics Policy (the “Policy”) which applies to the Corporation, its subsidiaries, divisions and affiliates and which reaffirms that the observance of applicable law and ethical business conduct wherever the Corporation does business must be the guiding principle. The Corporation’s Vice President and CFO is responsible for monitoring compliance with the

Policy and for communicating the Policy to employees. Employees are advised that they have a duty to report any known or suspected violation of the Policy, including any violation of the laws, rules, regulations or policies that apply to the Corporation. Employees are to report such violations to their supervisor, the Compliance Officer, or by following the procedures set out in the Corporation’s Whistleblower Policy. It is ultimately the Board’s responsibility to monitor compliance with the Policy. The Board, through its Audit Committee, reviews the Policy annually to ensure that it complies with legal requirements and is in alignment with best practices. The Board has not granted any waiver of the Policy. Accordingly, no material change report or other notice has been required or filed;

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a Code of Ethics for Directors, Senior Executive and Financial Officers and Other Executive Officers adopted pursuant to Section 406 of SOX and the rules of the NYSE Amex to provide written standards of guidance to the affected individuals for honest and ethical conduct and compliance with applicable law. This Code of Ethics requires that individuals covered by its provisions report suspected violations to either of the Chairman of the Board or the Vice President and CFO, in his capacity as Compliance Officer, and that the Board take appropriate action on any such reports. Amendments of, and waivers granted under, the Code of Ethics will be disseminated on the Corporation’s website (www.gsr.com);

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a Policy on Insider Trading and Reporting which mandates all appropriate trading restrictions on the Corporation’s shares to which directors, officers, employees and others are subject under applicable law and as a matter of corporate policy; and

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a Whistleblower Policy whereby employees are required to report concerns, anonymously if the individual so chooses, to any member of management or the Audit Committee regarding: (i) possible violations by employees or other persons of legal or regulatory requirements or internal policies relating to accounting standards and disclosures; (ii) internal accounting controls or matters related to the internal or external audit of the Corporation’s financial statements; (iii) securities law compliance; and (iv) other matters pertaining to fraud against shareholders. The Audit Committee is responsible for dealing appropriately with all such reports.

As a matter of policy, the Board is required to approve the holding by any director or officer of a Board or executive position of another company creating a potential business or legal conflict affecting that individual’s ability to properly carry out his duties and serve the Corporation’s best interests. As a matter of law, Board members are required to disclose material interests in proposed transactions, after which the Board determines the propriety of the affected individual participating in either or both of discussion and voting, whether or not otherwise entitled to do either or both.

Nomination of Directors

As disclosed above, the Corporation’s objective is to have a Board of Directors, each of whose members has the required experience, skills, judgment and character to perform effectively and ethically as a Board member and which, as a group, have skills complementary to the nature of the Corporation’s business and the environment in which the Board operates. Potential Board candidates are identified and selected with reference to these criteria. The process is supervised by the Nominating and Corporate Governance Committee which is responsible for recommending candidates for nomination or re-election, as the case may be, as set out in its charter.

Compensation of Directors

The Compensation Committee, all of whose members are independent directors, is responsible for evaluating and making recommendations to the Board regarding the compensation to be paid to directors.

Board Leadership Structure and Role in Risk Oversight

The Chairman of the Board is an independent director and performs the functions described above in “Position Descriptions”. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman also serves as a liaison between the Board and senior management. The Board has determined that the current structure, an independent chair, separate from the CEO, is the most appropriate structure at this time.

The Board oversees the risks involved in the Corporation’s operations as part of its general oversight function, integrating risk management into the Corporation’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee and the Compensation Committee have certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. In addition, when recommending to the Board appropriate compensation for executive officers, the Compensation Committee considers the nature, extent and acceptability of risks that the executive officers may be encouraged to take by any incentive compensation. The Board also satisfies its risk oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Corporation.

Board Committees

There are four standing committees of the Board: Audit, Compensation, Nominating and Corporate Governance and Sustainability committees. Charters for each of the committees are available on the Corporation’s website at www.gsr.com.

i) Audit Committee

The Audit Committee is currently comprised of Messrs. Robert E. Doyle (Chair), Ian MacGregor and William Yeates. The Board has determined that each of the members of the Audit Committee is financially literate, is an unrelated, outside member with no other affiliation with the Corporation and is independent as defined by the NYSE Amex Company Guide. The Board has determined that Mr. Doyle and Mr. Yeates are “audit committee financial experts” as defined by the SEC. Mr. Doyle, a chartered accountant since 1980, has served as Chief Financial Officer of numerous public companies dating as far back as 1982. Mr. MacGregor has considerable experience reviewing and understanding financial statements in connection with public securities offerings, mergers and acquisitions and has served as a member of audit committees including those of the Corporation, Asian Mineral Resources Limited and the St. Lawrence Seaway Management Corporation. Mr. Yeates, a certified public accountant, is currently an audit partner with Hein & Associates LLP, a public accounting firm. Mr. Yeates previously served as Hein’s National Director of Auditing and Accounting and has over 35 years of experience working with public companies.

The primary duties and responsibilities of the Audit Committee, as set out in its charter, are to oversee the financial reporting process, the system of internal control, the audit process, related party transactions, compliance with the Corporation’s codes of ethics, compliance with the Corporation’s whistleblower policy and the Corporation’s process for monitoring compliance with laws and regulations. The Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor. In performing its duties, the Audit Committee maintains effective working relationships with the Board, management and the external auditors. To effectively perform his role, each committee member must obtain and maintain an understanding of the detailed responsibilities of committee membership as well as the Corporation’s business, operations and risks. In addition, the Audit Committee recommends to the Board for approval the annual and quarterly financial statements, the annual and quarterly reports and certain other documents required by regulatory authorities. In connection with risk assessment, the Audit Committee reviews major financial, operating and other risk exposures and the guidelines, policies and insurance that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. The Audit Committee met four times in 2011.

ii) Compensation Committee

The Compensation Committee is currently comprised of Messrs. Michael Martineau (Chair), Craig Nelsen, Ian MacGregor and William Yeates each of whom has been determined by the Board to be an unrelated, outside member with no other affiliation with the Corporation and independent as defined by the NYSE Amex. The Compensation Committee, subject to Board approval and as set forth in its charter, supervises the evaluation and determination of compensation of executive officers, sets corporate-wide policy with respect to compensation and benefits, and administers the Third Amended and Restated 1997 Stock Option Plan (except with respect to grants to non-employee directors), the Stock Bonus Plan, the DSU Plan and the Share Appreciation Rights Plan. The Compensation Committee also oversees the detailed disclosure requirements regarding executive compensation. The Compensation Committee met three times in 2011.

iii) Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Ian MacGregor (Chair), Robert E. Doyle and Christopher Thompson. Each member of the Nominating and Corporate Governance Committee has been determined by the Board to be an unrelated, outside member with no other affiliation with the Corporation and independent as defined by the NYSE Amex. The Nominating and Corporate Governance Committee, as set forth in its charter, advises and makes recommendations to the Board concerning all corporate governance issues, including: Board and committee jurisdiction, composition, size and remuneration; adoption and implementation of policies designed to ensure that the Corporation follows best practices in corporate governance; and oversight of compliance with legislation, rules, regulations and guidelines enacted and adopted by governments, securities regulators and stock exchanges to whose jurisdiction the Corporation is subject. In addition, the Nominating and Corporate Governance Committee performs an annual appraisal of the performance of the Board, its committees, each director and the Board and committee chairs (see “Assessments” below). The Nominating and Corporate Governance Committee met three times in 2011.

The Nominating and Corporate Governance Committee is responsible for the assessment of the effectiveness and contribution of the Board, its committees and individual directors. The Nominating and Corporate Governance Committee annually reviews the overall performance of the Board and its committees based on a number of factors including the Board’s performance in meeting the challenges that faced the Corporation over the previous 12 month period, the Board’s relationship with management, and the overall effectiveness of the Board and its members.

The Nominating and Corporate Governance Committee periodically reviews the adequacy and form of compensation of directors in relation to the responsibilities and risks involved in being an effective director. See “Compensation of Directors” above.

The Nominating and Corporate Governance Committee is also responsible for supervising the nomination process including identifying and recommending nominees to the Board for eventual proposal as candidates for election as directors at the annual meeting of shareholders. The Nominating and Corporate Governance Committee considers candidates for Board membership who are suggested by members of the Nominating and Corporate Governance Committee, other Board members, members of management and shareholders of the Corporation. Once the Nominating and Corporate Governance Committee has identified prospective nominees for directorship, the Board is responsible for selecting such candidates. The Nominating and Corporate Governance Committee seeks to identify director candidates with solid business and other appropriate experience and expertise, having regard for the nature of the Corporation’s business and the current composition of the Board, and commitment to devoting the time and attention necessary to fulfill their duties to the Corporation.

While the Corporation has not prepared a formal diversity policy with respect to evaluating nominees for director positions, the Nominating and Corporate Governance Committee’s charter includes general factors to be considered in evaluating a prospective candidate to the Board, which factors include (i) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, and (ii) backgrounds, experience, expertise, skills and other demographics. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of skills, experience, and knowledge that will assure that the Board can continue to fulfill its responsibilities.

The Nominating and Corporate Governance Committee also considers the independence of directors or potential directors.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing written notice to the Chair of the Nominating and Corporate Governance Committee, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312, that identifies the candidate, provides appropriate biographical and background materials, evidences the nominating shareholder’s Common Share ownership, and includes a written signed statement of the candidate. Assuming that the appropriate information and materials are received in a timely manner, candidates recommended by shareholders will be evaluated against the criteria outlined above. A complete copy of the procedures to be followed by shareholders who wish to recommend director candidates is available on the Corporation’s website at www.gsr.com.

iv) Sustainability Committee

The Sustainability Committee is currently composed of Messrs. James Askew (Chair), Robert Doyle and Craig Nelsen. Each member of the Sustainability Committee has been determined by the Board to be unrelated, an outside member with no other affiliation with the Corporation and independent as defined by the NYSE Amex. The primary purposes of the Sustainability Committee are to assist the Board in its oversight of exploration, development and operating risk, including issues related to geological, mining, metallurgical, community relationships, health, safety and environmental matters. The responsibilities of the Sustainability Committee include, among others: reviewing with management the Corporation’s goals, policies and programs relative to exploration, development and operational matters; making enquiries of management concerning the establishment of appropriate policies, systems, standards and procedures for all technical, development and operating activities, and compliance with applicable laws and standards of corporate conduct; reviewing with management the assessment, reduction and mitigation of technical risk; reviewing with management the risk analysis of any proposed new major exploration, development or operating activity; and reviewing with management the Corporation’s record of performance on community relationships, health, safety and environmental matters, along with any proposed actions based on the record of performance. The Sustainability Committee met three times in 2011.

Assessments

The Nominating and Corporate Governance Committee performs, as part of its duties, an annual appraisal of the performance of the Board and its standing committees as a whole and of the individual performance of each director and the Board and committee chairs. The results are used in making any required changes to functions and individuals and in determining nominations for re-election and appointment.

Shareholder Communications

The Corporation believes that it is important to maintain good shareholder relations. The Board will give appropriate attention to all written communications that are submitted by shareholders. Any shareholder wishing to send communications to the Board, or a specific committee of the Board, should send such communication to the Vice President and Chief Financial Officer of the Corporation by email to rpalmer@gsr.com or by mail to Board of Directors, c/o Chief Financial Officer, Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312. All communications shall state the type and amount of the Corporation’s securities held by the shareholder and shall clearly state that the communication is intended to be shared with the Board, or if applicable, with a specific committee of the Board. The Vice President and Chief Financial Officer shall forward all such communications to the Board or the specific committee, as appropriate.

Director Attendance at Shareholder Meetings

It is the Corporation’s policy that the directors attend annual shareholders meetings. With the exception of David Fagin, all of the then directors of the Corporation attended the 2011 annual general and special meeting of shareholders.

Additional Disclosure Relating to Directors

To the knowledge of the Corporation, no proposed director of the Corporation is or has been, within the last 10 years, a director, chief executive officer or chief financial officer of any company that (a) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued while he/she was acting in the capacity of director, chief executive officer or chief financial officer of that company; (b) subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued after he/she ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while he/she was acting in that capacity; (c) subject of, or a party to, any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) mail or wire fraud in connection with any business entity or (ii) federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions (not including settlement of a civil proceeding among private parties); or (d) subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Moreover, to the knowledge of the Corporation, no proposed director is or has been, within the last 10 years, (a) bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his/her assets; or (b) a director or executive officer of any company that, while he/she was acting in that capacity, or within two years of his/her ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, except for the following:

Ian MacGregor, a director of the Corporation, served several years ago as a director of Canadian Shipbuilding and Engineering, a private Canadian company that became subject to the Companies’ Creditors Arrangement Act and subsequently made an assignment in bankruptcy after failing to achieve a successful restructuring plan.

PRINCIPAL ACCOUNTING FIRM FEES

The Corporation incurred the following fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal 2011 and 2010:

Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total
2011	$498,743	$186,267	$124,418	$14,560	$823,988
2010	$477,474	$79,444	$121,061	$14,035	$692,014

Audit related fees included review of quarterly financial statements. Tax related fees include assistance in filing annual tax returns and tax planning. Other fees were predominantly related to review of documents required for the sale of common shares and for review of annual reports filed with government agencies in the United States and Canada.

In 2011 and 2010, 100% of our auditor’s fees were approved pursuant to the provisions of 17 CFR 210.201(c)(7)(i)(C). There were nil hours expended on the principal accountant’s engagement to audit our financial statements for the years ended December 31, 2011 and December 31, 2010 that were attributable to work performed by persons other than the principal accountant’s full-time, permanent employees.

The Audit Committee of the Board has considered the level of non-audit services provided by the auditors and the auditor’s representation letter in its determination of auditor independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy requiring pre-approval of all audit engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and all permissible non-audit services performed by the independent auditors. Such services may be approved at a meeting or by unanimous written consent of the Audit Committee, or the Audit Committee may delegate to one or more of its members the pre-approval of audit services and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

No directors, nominees for election as directors, executive officers or members of their immediate family were indebted to the Corporation, or any of its subsidiaries, directly or indirectly, at any time since the beginning of the Corporation’s last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

Messrs. Michael Martineau, Ian MacGregor, Craig Nelsen and William Yeates were members of the Compensation Committee in 2011, all of whom are independent, non-management directors. None of the Compensation Committee members has served as an officer or employee of the Corporation. None of the Corporation’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Corporation’s Board of Directors.

Transactions with Related Persons

The Corporation has adopted a written policy for the review of transactions with related persons. The policy requires review, approval or ratification of transactions exceeding $120,000 in which the Corporation is a participant and in which a director, executive officer, a significant shareholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest.

No related person of the Corporation, nor any associate or affiliate of a related person, has had any material interest in any transaction or proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries, nor has any director of the Corporation been involved, directly or indirectly, in any business or professional relationship with the Corporation in connection with the provision by the director or the Corporation of property, services or financing to the other since January 1, 2011 other than as set forth herein.

Additionally, no person who has been a director or officer since January 1, 2011, nor any proposed director, nor any of their associates or affiliates, have any material interest, direct or indirect, in the matters to be acted upon at the Meeting. Each quarter, the Vice President and Chief Financial Officer issues a “Commitments, Contingencies and Acquisition” checklist to the CEO, CFO, Chief Operating Officer, Treasurer and VP Exploration, which must be signed and returned to inquire if there have been any related party transactions for the quarter.

In addition, on an annual basis, the Corporation’s legal counsel prepares Directors and Officers (“D&O”) questionnaires and submits the questionnaires to all directors and officers of the Corporation. The D&O questionnaires are reviewed by the Vice President and CFO to determine if any payments that would fall under disclosure guidelines have been made to any companies which would indicate a related party transaction.

If the Vice President and CFO determines that any transaction could be a related party transaction, the transaction is brought to the Audit Committee for review. The Audit Committee determines whether a related party transaction can be approved or not, based on whether the transaction is determined to be in, or not inconsistent with, the best interests of the Corporation and its shareholders.

Relationships

Certain directors and officers of the Corporation are and may continue to be involved in the mining and mineral exploration industry through their direct and indirect participation as a director or otherwise in corporations, partnerships or joint ventures, which are potential competitors. Situations may arise in connection with potential acquisitions and investments where the other interests of these directors and officers may conflict with the interests of the Corporation. Each of the directors of the Corporation is required to disclose any potential conflict of interest and to act honestly, in good faith and in the best interests of the Corporation.

The Nominating and Corporate Governance Committee is responsible for annually reviewing and reporting to the Board on business activities of each Board member including their employment or service to any other companies to assure that potential conflicts are clearly understood or avoided. Potential conflicts include the relationships, if any, between each of the directors and the Corporation and its management, and any involvements of any of the directors (including membership on other boards of directors) which constitute, or may result in, a conflict of interest.

During 2011, the Corporation obtained legal services from a legal firm to which a director, Mr. MacGregor, is counsel. The total value of all legal services provided was $600,000. Mr. MacGregor did not personally perform any legal services for the Corporation during 2011 nor did he benefit directly or indirectly from payments made by the Corporation for the services performed by the firm.

PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Board of the Corporation, the only matters to be brought before the Meeting are the following items:

a) Report to Shareholders

The Board of the Corporation has approved all of the information in the Report to Shareholders that accompanies this Management Information Circular, including the audited consolidated financial statements delivered therewith for the fiscal year ended December 31, 2011. No vote will be taken regarding the Report to Shareholders.

b) Election of Directors

The term of office of the current directors of the Corporation will expire at the Meeting or when their successors are duly elected or appointed. The Articles of the Corporation provide that the number of directors shall consist of a minimum of three and a maximum of 15 directors. The Board is currently composed of eight directors, two of whom are resident Canadians. The Corporation’s By-laws require that at least 25% of the directors of the Corporation be resident Canadians.

It is proposed to nominate the seven persons listed below for election as directors of the Corporation to hold office until the next annual meeting of shareholders or until their successors are elected or appointed pursuant to relevant provisions of the By-laws of the Corporation or the Corporation’s governing statute. All such proposed nominees are currently directors of the Corporation.

It is the intention of the management designees, if named as proxy, to vote for the election of the following persons to the Board. Management does not contemplate that any of such nominees will be unable to serve as directors; however, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, proxies appointing management designees will be voted FOR another nominee in their discretion unless the shareholder has specified in his proxy that his Common Shares are to be withheld from voting in the election of directors. Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the By-laws of the Corporation.

The following table sets forth the name of each of the persons proposed to be nominated for election as a director; his municipality, province or state and country of residence; all positions and offices in the Corporation presently held by him; his present and past principal occupation or employment for the past five years; the date of his first appointment as a director; and his age. See “Voting Shares and Security Ownership of Certain Beneficial Owners and Management” for the number of Common Shares of the Corporation that each nominee has advised are beneficially owned by him, or over which control or direction is exercised, directly or indirectly.

Name, Residence and Position with Corporation	Present and Principal Occupation for the Past Five Years	Date of First Appointment as Director	Age
JAMES E. ASKEW Denver, Colorado, USA Director [4]	Mr. Askew has served as a director, President and Chairman of International Mining and Finance Corporation since January 1997 and also held the position of Managing and Chief Executive Officer from March 1999 to October 1999. Mr. Askew currently serves as a director of Evolution Mining Ltd., OceanaGold Corporation and Ivanhoe Australia Ltd., and is a member of the advisory board of Pala Investments. He formerly served as director and Chairman of Sino Gold Mining Ltd. and Asian Mineral Resources. Mr. Askew brings to the Board of Directors demonstrated management expertise at senior levels and extensive experience with all aspects of the mining industry through his 40 plus years of experience in the mining industry. Additionally, his service on the boards of several public companies has given him a strong understanding of the role of the Board of Directors.	June 15, 1999	63

ROBERT E. DOYLE Toronto, Ontario, Canada Director [2,3,4]	From January 2008 to October 2009, Mr. Doyle was Chief Executive Officer of Medoro Resources Ltd. (pursuant to a merger in June 2011, Medoro is now known as Gran Colombia Gold Corp.), a Canadian gold exploration and development company with activities in Africa and South America. Mr. Doyle was with Pacific Stratus Energy as Executive Vice President from 2005 through 2006, Chief Financial Officer from October 2006 to May 2007 and Vice President from March 2006 to May 2007. He also was Chief Financial Officer of Coalcorp Mining Inc. from November 2005 to May 2007 and Chief Financial Officer of Bolivar Gold Corp. from January 2003 to February 2006. Mr. Doyle currently serves as a director of Gran Colombia Gold Corp. and is the chairman of Gran Colombia’s corporate governance and nominating committee and a member of its audit committee. He also is a member of the board of directors and chairman of the audit committee of Mandalay Resources Corp., a director and member of the audit committee of Detour Gold Corporation, as well as a director of NXA Inc. Mr. Doyle, a chartered accountant and a chartered director, has over 30 years experience in all facets of international resource exploration, development and production. Mr. Doyle brings a broad skill set to the Board of Directors, including a thorough understanding of operations, accounting and financial strategy of international mining companies.	February 2, 2010	57

IAN MacGREGOR Toronto, Ontario, Canada Director [1,2,3]	Mr. MacGregor has been associated as Counsel with Fasken Martineau DuMoulin LLP (Barristers and Solicitors) since February 2000. He is currently Chairman of the Board of the St. Lawrence Seaway Management Corporation and previously served for several years as Chairman of the Corporation. Having practiced corporate and securities law with a specialty in the mining sector for over 35 years, and having served since 2000 as a director of other entities, Mr. MacGregor brings to the Board his substantial experience and expertise in the mining industry and his breadth of exposure to complex legal issues in the industry, which makes him a valued advisor.	April 3, 2000	77

Name, Residence and Position with Corporation	Present and Principal Occupation for the Past Five Years	Date of First Appointment as Director	Age
THOMAS G. MAIR Englewood, Colorado, USA Director, President and Chief Executive Officer	Mr. Mair was appointed President and Chief Executive Officer and a director in March 2008 and prior to then served as Interim President and Chief Executive Officer from January 2008 to February 2008. From February 2007 to December 2007 Mr. Mair served as Senior Vice President and Chief Financial Officer of the Corporation. Prior to joining the Corporation, Mr. Mair worked as a consultant from October 2006. Mr. Mair served in a number of senior roles with Newmont Mining Corporation from 1994 until October 2006, most recently as Director, Business Process Improvement from August 2003 to October 2006, and as group financial executive from October 2000 to July 2003. Mr. Mair’s experience and expertise in financial strategy and operations of mining companies positions him well to serve as the Chief Executive officer and member of the Board of Directors. As Chief Executive Officer and formerly Chief Financial Officer of the Corporation, Mr. Mair has demonstrated strong leadership skills and extensive knowledge of complex accounting, financial and operational issues facing mining corporations.	March 6, 2008	55

CRAIG J. NELSEN Centennial, Colorado, USA Director [1,4]	Craig J. Nelsen was a founder, and has served as President, Chief Executive Officer and a member of the Board of Directors, of Avanti Mining Inc. since May 2007. From 1999 to June 2007, Mr. Nelsen served as the Executive Vice-President, Exploration, for Gold Fields Limited, one of the world’s largest gold mining companies. Mr. Nelsen was the founder, and served as Chairman of the board of directors, of Metallica Resources Inc. from 1994 to 2008, and was Metallica’s Chief Executive Officer from 1994 to 1999. In June 2008, a three-company merger between Metallica, Peak Gold, and New Gold Inc. was finalized, forming the new, larger gold producer known as New Gold Inc., which is listed on both the Toronto Stock Exchange and NYSE Amex. Since June 2008, Mr. Nelsen has served as a member of the board of directors of New Gold Inc. Mr. Nelsen holds a M.S. degree in geology from the University of New Mexico and a B.A. degree in geology from the University of Montana. In determining Mr. Nelsen’s qualifications to serve on our board of directors, the board has considered, among other things, his knowledge in mineral property evaluation, including resource and reserve assessment; international mining; mergers and acquisitions; exploration and mine operations; health, safety, environment and community relations; company formation and strategic planning.	May 11, 2011	60

CHRISTOPHER M. T. THOMPSON Englewood, Colorado, USA Director [3]	From 1998 through 2002, Mr. Thompson served as Chairman and Chief Executive Officer of Gold Fields Limited, an international gold producer based in South Africa, and as Chairman from 2002 through 2005. From April 2002 to April 2005 he was the Chairman of the World Gold Council, an industry organization that promotes gold consumption, and from 1991 through 1998 he was the Founder, President and Chief Executive Officer of Castle Group Inc., manager of three privately owned gold mining venture funds. Mr. Thompson has served as director on over 25 public gold mining company boards including recently Frontera Copper Corporation and Ram Power, Corp., and he currently sits on the board of Teck Resources Limited and Geosynfuels, Inc., a privately held energy company, and is a member of the advisory board of Pala Investments. Mr. Thompson is familiar with all aspects of the gold industry from exploration to marketing. He understands the intricacies of international gold producing operations, and also has specific gold mining experience in Ghana. Mr. Thompson’s 20 plus years experience in the gold mining investment and venture capital field enables him to provide the Board valuable insight on financial aspects of the industry.	February 2, 2010	64

Name, Residence and Position with Corporation	Present and Principal Occupation for the Past Five Years	Date of First Appointment as Director	Age
WILLIAM L. YEATES Denver, Colorado, USA Director [1,2]	Mr. Yeates is a founding and current audit partner with Hein & Associates LLP. He was previously Hein’s National Director of Auditing and Accounting and has over 35 years of experience working with public companies specializing in extractive industries. From 2005 to 2009, Mr. Yeates served on the Financial Accounting Standards Advisory Council (FASAC). He also has served as a member of the Professional Practice Executive Committee of the Center for Audit Quality, a member of the Executive Committee of the Center for Public Company Audit Firms of the American Institute of CPAs (AICPA), and a member of the SEC Practice Section Executive Committee and of the SEC Regulations Committee of the AICPA. In addition to being a CPA, Mr. Yeates holds an MBA in accounting and a B.S. in finance and marketing from the University of Colorado, Boulder. Mr. Yeates’ extensive experience as an auditor for companies in extractive industries and involvement in numerous accounting committees enables him to provide the Board with valuable insight in the areas of SEC reporting and strategic planning.	October 4, 2011	63

Notes:
1	Member of the Compensation Committee.
2	Member of the Audit Committee.
3	Member of the Nominating and Corporate Governance Committee.
4	Member of the Sustainability Committee.

There are no family relationships among any of the director nominees or directors or executive officers of the Corporation.

See “Statement of Corporate Governance Practices” for information on Board committees and directors’ meeting attendance.

The Board of Directors recommends that shareholders vote FOR the election of the above directors. Each nominee for election as a director at the Meeting will be elected by a plurality of the votes cast by shareholders present in person or represented by proxy at the Meeting.

Unless otherwise indicated in the proxy, it is management’s intention to vote the proxies FOR the election of the above directors.

c) Advisory Vote on Named Executive Officer Compensation

In accordance with SEC rules under the Dodd-Frank Act, shareholders of the Corporation will be asked at the meeting to approve the compensation of our Named Executive Officers as disclosed in this Management Information Circular, which disclosures include those under “Compensation Discussion and Analysis”, the accompanying compensation tables, and the related narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Management Information Circular.

This vote is advisory, which means that its outcome is not binding on the Corporation, the Board of Directors or the Compensation Committee of the Board of Directors.

The Compensation Committee and the Board of Directors believe that the policies and procedures set forth herein under “Compensation Discussion and Analysis” are effective in achieving our goals. As described under “Compensation Discussion and Analysis” our compensation program is designed to motivate our executives to create a successful company. We believe that the Corporation’s compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of stock options) and long-term incentives (including equity awards that vest over up to three years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the

“Compensation Discussion and Analysis”, the accompanying compensation tables, and the related narrative disclosure.

Accordingly, shareholders will be asked to vote on the following resolution (the “Advisory Vote on Named Executive Officer Compensation Resolution”) at the Meeting:

BE IT RESOLVED AS AN ORDINARY RESOLUTION OF SHAREHOLDERS THAT the Corporation’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation’s Management Information Circular for the 2012 annual general meeting of shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the “Compensation Discussion and Analysis”, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors recommends that shareholders vote FOR approval of the Advisory Vote on Named Executive Officer Compensation Resolution. The Advisory Vote on Named Executive Officer Compensation Resolution requires the approval of a majority of the votes cast by shareholders present in person or represented by proxy at the Meeting.

d) Appointment of Auditor

It is proposed to approve an ordinary resolution to appoint the firm of PricewaterhouseCoopers LLP as auditors of the Corporation to hold office until the close of the next annual meeting of shareholders or until PricewaterhouseCoopers LLP is removed from office or resigns as provided by law and by the Corporation’s By-laws and to authorize the Audit Committee of the Corporation to fix the remuneration of PricewaterhouseCoopers LLP as auditors of the Corporation.

Representatives of PricewaterhouseCoopers LLP will be invited to attend at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

The Board of Directors recommends that shareholders vote FOR the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as independent auditors for 2012. If a majority of the Common Shares represented at the Meeting should be withheld from voting for the appointment of PricewaterhouseCoopers LLP as auditors of the Corporation, the Board will appoint another firm of chartered accountants based upon the recommendation of the Audit Committee.

Unless otherwise indicated in the proxy, it is management’s intention to vote the proxies FOR the appointment of PricewaterhouseCoopers LLP and to authorize the Audit Committee of the Board of Directors of the Corporation to fix the remuneration of PricewaterhouseCoopers LLP as auditors.

AVAILABILITY OF DOCUMENTS

Financial information regarding the Corporation can be found in the following documents, which documents have been filed or will be filed with the SEC in the United States and securities commissions or similar authorities in various provinces of Canada and copies of which may be requested, after filing, by any person to whom a proxy statement is delivered, and shall be provided without charge within one business day of the receipt of such request, by Golden Star Resources Ltd., 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312, Tel: (303) 830-9000; Toll Free: (800) 553-8436; Fax: (303) 830-9094, Attention: Investor Relations.

a) the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, as may be amended, together with any document, or the pertinent pages of any document, incorporated by reference therein and the related management’s discussion and analysis of the financial condition and results of operations; and

b) comparative audited consolidated financial statements of the Corporation and the notes thereto as at and for the fiscal years ended December 31, 2011, 2010 and 2009, together with the report of the auditors thereon, and any interim financial statements of the Corporation that may be subsequently filed and management’s discussion and analysis of the financial condition and results of operations.

Additional information relating to the Corporation is available on The System for Electronic Document Analysis & Retrieval (or SEDAR) at www.sedar.com.

PERFORMANCE GRAPH AND TABLE

The performance graph and disclosure related thereto is set forth in Item 5 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Performance Graph and Table” and is incorporated by reference herein, and is also provided in the Corporation’s 2011 Annual Report which accompanies this Management Information Circular. A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 is available at www.sedar.com, www.sec.gov and upon request by a shareholder to the Corporation as set forth under “Availability of Documents”.

ACCOMPANYING FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE

The following financial statements and information of the Corporation accompany and form part of, and are specifically incorporated by reference into, this Management Information Circular: (a) Consolidated Balance Sheets as of December 31, 2011 and 2010, and Consolidated Statements of Operations, Consolidated Statement of Changes in Shareholders’ Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009; (b) the Notes to the Consolidated Financial Statements; (c) the Auditors’ Report on such financial statements; (d) the report on Management’s Responsibility for Financial Information; and (e) Management’s Discussion and Analysis of Financial Condition and Results of Operations. These documents are available on SEDAR at www.sedar.com and a copy of any such document may be obtained free of charge upon request by a shareholder to the Corporation as set forth under “Availability of Documents”.

The reports of the Compensation and Audit Committees and the information under the heading “Performance Graph and Table” shall not be deemed incorporated by reference by any general statement incorporating by reference this Management Information Circular into any filing under the United States Securities Act of 1933 (the “Securities Act”) or the United States Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

2011 ANNUAL REPORT

The Annual Report for the fiscal year ended December 31, 2011 accompanies this Management Information Circular. The consolidated financial statements of the Corporation, the accompanying notes and report of the independent auditors, the selected financial data for each of the years ended December 31, 2011, 2010 and 2009 and management’s discussion and analysis of the Corporation’s financial condition and results of operations are included in the Annual Report.

2013 SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Corporation’s Management Information Circular for the year 2013 annual general meeting of shareholders, shareholder proposals prepared in accordance with applicable rules governing shareholder proposals must be received at the Corporation’s corporate office, 10901 West Toller Drive, Suite 300, Littleton, Colorado, USA 80127-6312, Attention: Chief Financial Officer, on or before December 13, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation’s officers, directors and shareholders holding more than 10% of the Corporation’s Common Shares are required to file beneficial ownership reports under Section 16(a) of the Exchange Act, generally within two days of the event triggering the requirement to file such a report. Based solely on the Corporation’s review of the copies of such reports it has received, the Corporation believes that all its directors and officers filed all such reports on a timely basis with respect to transactions during 2011.

OTHER MATTERS

Management of the Corporation is not aware of any other matters to come before the Meeting other than as set forth in the Notice of the Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.

APPROVAL

The contents and mailing of this Management Information Circular have been approved by the Board of Directors of the Corporation.

DATED this 14th day of March, 2012.

ON BEHALF OF THE MANAGEMENT OF GOLDEN STAR RESOURCES LTD.

By: “THOMAS G. MAIR”	By: “ROGER PALMER”
Thomas G. Mair	Roger Palmer
President and Chief Executive Officer	Vice President and Chief Financial Officer

GOLDEN STAR RESOURCES LTD.

ANNUAL GENERAL MEETING OF SHAREHOLDERS - MAY 10, 2012

PROXY

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Common

Shareholders of Golden Star Resources Ltd. to be held on Thursday, May 10, 2012

The Management Information Circular and 2011 Annual Report to Shareholders are available at

http://www.gsr.com/proxy_2012

THIS PROXY IS SOLICITED BY MANAGEMENT OF THE CORPORATION

The undersigned holder of common shares of Golden Star Resources Ltd. (the “Corporation”) hereby nominates and appoints Thomas G. Mair, President and Chief Executive Officer of the Corporation, or failing him, Roger Palmer, Vice President and Chief Financial Officer of the Corporation, or instead of any of them,                                                              , as the proxy of the undersigned to attend, act and vote in respect of all common shares of the Corporation registered in the name of the undersigned at the Annual General Meeting (the “Meeting”) of shareholders of the Corporation to be held at 2:00 p.m. (Toronto time) on Thursday, May 10, 2012 in the Algonquin/Escarpment Boardroom at Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Bay Adelaide Centre, Toronto, Ontario, Canada, M5H 2T6, and at any and all adjournments thereof. Without limiting the general powers hereby conferred, the said proxy is directed to vote as follows, provided that, if no choice is specified herein, or if any instructions given are not clear, the common shares shall be voted as if the shareholder had specified an affirmative vote:

1.	To elect the following persons as directors of the Corporation:

James E. Askew	For	Withhold

Robert E. Doyle	For	Withhold

Ian MacGregor	For	Withhold

Thomas G. Mair	For	Withhold

Craig J. Nelsen	For	Withhold

Christopher M. T. Thompson	For	Withhold

William L. Yeates	For	Withhold

2.	To pass the Advisory Vote on Named Executive Officer Compensation Resolution (as defined in the accompanying management information circular of the Corporation dated March 14, 2012 (the “Management Information Circular”)):

For	Against

3.	To appoint PricewaterhouseCoopers LLP as the auditors of the Corporation and to authorize the Audit Committee to fix the auditors’ remuneration:

For	Withhold

The undersigned hereby revokes any instrument of proxy heretofore given with reference to the said Meeting or any adjournment thereof.

The proxy holder may in his or her discretion vote with respect to amendments or variations to matters identified in the Notice of Meeting (as defined in the accompanying Management Information Circular) or to other matters which may properly come before the Meeting or any adjournment thereof.

DATED this     day of        , 2012.

Signature

Name of shareholder (Please Print)

Address

Number of common shares held

NOTES:

1.	The common shares represented by this proxy will be voted in accordance with the instructions given herein. IF NO CHOICE IS SPECIFIED HEREIN, OR IF ANY INSTRUCTIONS GIVEN ARE NOT CLEAR, THE COMMON SHARES SHALL BE VOTED AS IF THE SHAREHOLDER HAD SPECIFIED AN AFFIRMATIVE VOTE, ALL IN THE SAME MANNER AND TO THE SAME EXTENT AS THE SHAREHOLDER COULD DO IF THE SHAREHOLDER WERE PERSONALLY PRESENT AT THE MEETING.

2.	A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THE PERSON DESIGNATED IN THIS PROXY TO ATTEND AND ACT FOR THE SHAREHOLDER AND ON THE SHAREHOLDER’S BEHALF AT THE MEETING. Such right may be exercised by printing in the space provided the name of the person to be appointed and striking the name of the management designees named above, in which case only the person so named may vote the common shares at the meeting.

3.	This proxy will not be valid unless it is dated and signed by the shareholder or the shareholder’s attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and ceases to be valid one year from its date. If the proxy is executed by an attorney for an individual shareholder or by an officer or an attorney of a corporate shareholder, the instrument so empowering the officer or attorney, as the case may be, or a notarial copy thereof, must accompany the proxy instrument.
4.	If this proxy is not dated in the space provided, it is deemed to bear the date on which it is mailed by the management of the Corporation.

5.	To be effective, the instrument of proxy must be received by 5:00 p.m. (Toronto time) on Wednesday, May 9, 2012 at the address set forth in the accompanying return envelope which will be either: (i) Attention: Canadian Stock Transfer Company Inc. as Administrative Agent for CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario, Canada M1S 0A1 (in the case of common shares which are registered on the books of the Corporation for trading on the Toronto Stock Exchange or on the NYSE Amex Stock Exchange); or (ii) Attention: The Registrar, Ghana Commercial Bank Limited, Share Registry, Head Office, P.O. Box 134, Accra, Ghana (in the case of common shares which are registered on the books of the Corporation for trading on the Ghana Stock Exchange).